UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

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☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-12

SEARS HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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SEARS HOLDINGS CORPORATION

3333 Beverly Road

Hoffman Estates, Illinois 60179

March 19, 2014

EDWARD S. LAMPERT

Chairman of the Board and Chief Executive Officer

Dear Stockholder:

I am pleased to invite you to attend the annual meeting of stockholders of Sears Holdings Corporation (the “Company” or “Sears Holdings”) on Tuesday, May 6, 2014. The meeting will begin at 9:00 a.m. (Central time) in the Sears Holdings General Session Room, 3333 Beverly Road, Hoffman Estates, Illinois.

This year we are pleased to furnish proxy materials to our stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting.

Whether or not you plan to attend the meeting in person, please read the proxy statement and vote your shares. Instructions for Internet and telephone voting are included in your Notice of Internet Availability of Proxy Materials or proxy card (if you receive your materials by mail).

ADMISSION TO THE 2014 ANNUAL MEETING

An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the annual meeting. Only stockholders who own Sears Holdings common stock as of the close of business on March 7, 2014 will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership.

•	If you received a Notice of Internet Availability of Proxy Materials and will not be requesting a printed copy of the proxy materials, please bring that Notice with you as your Admission Ticket.

•	If your Sears Holdings shares are registered in your name, an admission ticket is attached to your proxy card.

•

If your Sears Holdings shares are held in a bank or brokerage account, you can attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned shares of Sears Holdings common stock on March 7, 2014. You may also contact your bank or broker to obtain a written legal proxy.

Registration will begin at 7:45 a.m. and seating will begin at 8:00 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Sincerely,

Edward S. Lampert

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

Notice of 2014 Annual Meeting of Stockholders

Date:	May 6, 2014
Time:	9:00 a.m. Central Time
Place:	Sears Holdings Corporation
General Session Room
3333 Beverly Road
Hoffman Estates, Illinois 60179

We invite you to attend the annual meeting of stockholders of Sears Holdings Corporation (“Sears Holdings,” “Company,” “our company,” “we,” “our” or “us”) to:

1.	Elect seven directors;

2.	Hold an advisory vote to approve the compensation of our named executive officers;

3.	Ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2014;

4.	Vote on one stockholder proposal set forth in the proxy statement, if the proposal is properly introduced at the meeting; and

5.	Consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

The record date for determining stockholders entitled to notice of, and to vote at, this annual meeting is March 7, 2014. Only stockholders of record at the close of business on that date can vote at the meeting.

For more information, please read the accompanying proxy statement.

On or about March 21, 2014, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of March 7, 2014, and posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the website referred to in the Notice or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. For those stockholders who previously requested to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, you will receive those materials as you requested.

It is important that your shares are represented at the meeting. Stockholders may vote their shares (1) in person at the annual meeting, (2) by telephone, (3) through the Internet or (4) by completing and mailing a proxy card if you receive your proxy materials by mail. Specific instructions for voting by telephone or through the Internet are included in the Notice. If you attend and vote at the meeting, your vote at the meeting will replace any earlier vote.

By Order of the Board of Directors.

Dane A. Drobny

Senior Vice President, General Counsel and Corporate Secretary

March 19, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2014.

The Company’s proxy statement for the 2014 annual meeting of stockholders and the 2013 Annual Report on Form 10-K for the fiscal year ended February 1, 2014 are available at www.proxyvote.com.

Proxy Statement

The accompanying proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders to be held on Tuesday, May 6, 2014. On or about March 21, 2014, the Company began mailing to stockholders a Notice of Internet Availability of the Proxy Materials containing instructions on how to access proxy materials via the Internet and how to vote online (www.proxyvote.com). For those stockholders who previously requested to receive proxy materials in printed form by mail or electronically by email on an ongoing basis, you will not receive the Notice and will continue to receive a paper or electronic copy of the proxy materials, which the Company also began sending on or about March  21, 2014.

QUESTIONS AND ANSWERS

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:	In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials by providing access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, commencing on or about March 21, 2014, a Notice of Internet Availability of Proxy Materials (the “Notice”) was sent to most of our stockholders which will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q:	What is included in the proxy materials? What is a proxy statement and what is a proxy?

A:	The proxy materials for the Sears Holdings 2014 annual meeting of stockholders (the “Annual Meeting”) include the Notice of Annual Meeting, this proxy statement and our 2013 Annual Report on Form 10-K. If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form.

A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the Annual Meeting. These three officers are Robert A. Schriesheim, Dane A. Drobny and Robert A. Riecker.

The form of proxy and this proxy statement have been approved by the Board of Directors and are being provided to stockholders by its authority.

Q:	What am I voting on at the Annual Meeting?

A:	At the Annual Meeting, our stockholders are asked to:

•	elect seven directors (see page 9);

•	hold an advisory vote to approve the compensation of our named executive officers as described in this proxy statement (see page 50);

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013 (see page 51);

•	vote on the stockholder proposal described beginning on page 53, if such proposal is properly introduced at the meeting; and

•	consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as follows:

•	FOR the election of the Board’s nominees for director;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers as described in this proxy statement;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013; and

•	AGAINST the stockholder proposal described beginning on page 53, if such proposal is properly introduced at the meeting.

Q:	Who is entitled to vote?

A:	Only holders of our common stock at the close of business on March 7, 2014 (the “Record Date”) are entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. There were 106,443,237 shares of common stock outstanding on the Record Date.

Q:	How do I cast my vote?

A:	If you hold your shares directly in your own name, you are a “registered stockholder” and can vote in person at the Annual Meeting or you can complete and submit a proxy through the Internet, by telephone or by mail. If your shares are registered in the name of a broker or other nominee, you are a “street-name stockholder” and will receive instructions from your broker or other nominee describing how to vote your shares.

Q:	How do I vote by telephone or through the Internet?

A:	If you are a registered stockholder, you may vote by telephone or through the Internet following the instructions on the proxy card. If you are a street-name stockholder, your broker or other nominee has provided information for you to use in directing your broker or nominee how to vote your shares.

Q:	Who will count the vote?

A:	A representative of Broadridge Financial Services, Inc., an independent tabulator, will count the vote and act as the inspector of election.

Q:	Can I change my vote after I have voted?

A:	A subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you are a registered stockholder and wish to change your vote by mail, you may do so by requesting, in writing, a proxy card from the Corporate Secretary at Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, Illinois 60179, Attn: Corporate Secretary. The last vote received prior to the meeting will be the one counted. If you are a registered stockholder, you may also change your vote by voting in person at the Annual Meeting.

Q:	Can I revoke a proxy?

A:	Yes, registered stockholders may revoke a properly executed proxy at any time before it is exercised by submitting a letter addressed to and received by the Corporate Secretary at the address listed in the answer to the previous question. Street-name stockholders cannot revoke their proxies in person at the Annual Meeting because the actual registered stockholders, the brokers or other nominees, will not be present. Street-name stockholders wishing to change their votes after returning voting instructions to their broker or other nominee should contact the broker or nominee directly.

Q:	What does it mean if I receive more than one Notice, proxy or voting instruction card?

A:

It means your shares are registered differently or are in more than one account. For all Notices you receive, please enter your vote by Internet for each control number you have been assigned. If you received paper copies of proxy materials, please provide voting instructions for all proxy and voting instruction cards you receive. We encourage you to register all your accounts in the same name and address. Registered stockholders may contact our transfer agent, Computershare Trust Company, N.A., at P.O. Box 30170, College Station,

Texas 77842-3170 (1-800-732-7780). Street-name stockholders holding shares through a broker or other nominee should contact their broker or nominee and request consolidation of their accounts.

Q:	What shares are included on my Notice?

A:	Your Notice includes all shares registered to your account in the same social security number and address, including any full and fractional shares you own under one or more of the following plans:

•	the Sears Holdings Savings Plan;

•	the Lands’ End, Inc. Retirement Plan;

•	the Sears Holdings Puerto Rico Savings Plan; or

•	the 2006 Associate Stock Purchase Plan.

We refer to the Sears Holdings Savings Plan, the Lands’ End, Inc. Retirement Plan, and the Sears Holdings Puerto Rico Savings Plan, collectively, as the “Savings Plans.”

Q:	How do I vote if I hold my shares through the Savings Plans?

A:	If you participate in a Savings Plan, you may direct the trustee how to vote your shares of common stock that you hold through the Savings Plan through the Internet, by telephone, or by U.S. mail. Your direction will be held in confidence by the Plan trustee. If you do not vote shares that you hold through a Savings Plan (or you submit your proxy card with an unclear voting designation or with no voting designation at all), then the Plan trustee will vote the shares in your account in proportion to the way other participants in the Savings Plans vote their shares, unless contrary to the Employee Retirement Income Security Act of 1974. To allow sufficient time for the trustees of the Savings Plans to tabulate the vote of the Savings Plan shares, you must vote by through the Internet, by telephone or return your proxy card so that it is received by 5:00 p.m. Eastern Time on May 1, 2014. Because shares of common stock held in the Savings Plans are registered in the name of the Savings Plan trustee, participants in the Company’s Savings Plans cannot vote Savings Plan shares or revoke prior voting instructions at the Annual Meeting.

Q:	What makes a quorum?

A:	Each outstanding share of our common stock as of the Record Date is entitled to one vote at the Annual Meeting. A majority of the outstanding shares entitled to vote, being present or represented by proxy at the meeting, constitutes a quorum. A quorum is necessary to conduct the Annual Meeting.

Q:	How many votes are needed to approve each of the proposals?

A:	Item 1: The director nominees will be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the Annual Meeting and present in person or represented by proxy. This means that the seven nominees who receive the most affirmative votes will be elected as directors.

Item 2: Advisory approval of the compensation of our named executive officers requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

Item 3 : Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

Item 4: Approval of the stockholder proposal, if properly presented at the meeting, requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

Q:	How are votes counted?

Under Delaware law and our Restated Certificate of Incorporation and Amended and Restated By-Laws, all votes entitled to be cast by stockholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter, whether those stockholders vote “for,” “against” or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required to (1) approve, on an advisory basis, the compensation of our named executive officers, (2) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm and (3) approve the stockholder proposal, if properly presented. With regard to the election of directors, votes may be cast in favor or withheld; votes cast in favor of a nominee will be counted for purposes of determining the nominees who will be elected; votes that are withheld will be excluded and have no effect.

Q:	What is the effect of an abstention?

Abstentions occur when stockholders are present at the Annual Meeting, but fail to vote. The shares of a stockholder who abstains from voting on a matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the stockholder is present in person or represented by proxy. Abstentions may be specified on all proposals (other than the election of directors). An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote “against” the proposal to approve, on an advisory basis, the compensation of our named executive officers, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, and the proposal to approve the stockholder proposal, if properly presented at the meeting.

Q:	How will votes be counted on shares held through brokers?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers are not entitled to vote on the election of directors or the advisory proposal to approve the compensation of our named executive officers unless they receive voting instructions from the beneficial owner. The shares of a stockholder whose shares are not voted because of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the stockholder is represented by proxy. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Q:	Who may attend the Annual Meeting?

A:	Any stockholder as of the Record Date may attend. Seating and parking are limited and admission is on a first-come basis. If you received a Notice and will not be requesting a printed copy of the proxy materials, please bring that Notice with you as your admission ticket. If you are a registered stockholder and you received printed copies of your proxy materials by mail, an admission ticket is attached to your proxy card. Each stockholder may be asked to present valid picture identification (for example, a driver’s license or passport). If you are a street-name stockholder, you will need to bring a copy of a brokerage statement, proxy or letter from the broker or other nominee confirming ownership of Sears Holdings shares as of the Record Date.

Q:	Can I access future annual meeting materials through the Internet rather than receiving them by mail?

A:

Yes. Registered stockholders can sign up for electronic delivery at www.proxyvote.com. If you vote through the Internet, you can also sign up for electronic delivery. Just follow the instructions that appear after you finish voting. You will receive an e-mail next year containing our 2014 Annual Report on Form 10-K and the proxy statement for our 2015 annual meeting. Street-name stockholders may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker or other nominee regarding the availability of this service. This procedure reduces the printing costs and fees our company incurs in connection with the solicitation of proxies.

Q:	What is “householding”?

A:	Sears Holdings has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, stockholders of record who have the same address and last name and do not receive proxy materials electronically will receive a single Notice or set of proxy materials, unless one or more of these stockholders notifies the company that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to our company by reducing printing and postage costs.

If you participate in householding and wish to receive a separate Notice of Internet Availability of Proxy Materials or set of proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call 1-800-542-1061 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The Company will deliver the requested documents to you promptly upon your request.

Any stockholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

Q:	How do I revoke my consent to the householding program?

A:	If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, you may revoke your consent by writing to Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You may also revoke your consent by contacting Sears Holdings’ householding agent by calling toll free at 1-800-542-1061 and following the voice prompts. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in street-name, please contact your bank, broker or other holder of record to request information about householding.

CORPORATE GOVERNANCE

Corporate Governance Practices

Our Board of Directors (the “Board”) is committed to effective corporate governance. The Board has approved and adopted Corporate Governance Guidelines that provide the framework for governance of our company. The Nominating and Corporate Governance Committee reviews and assesses the Corporate Governance Guidelines annually and recommends changes to the Board as appropriate. The Corporate Governance Guidelines, along with the charters of Board committees, our Code of Conduct and our Board of Directors Code of Conduct are available on our website at www.searsholdings.com under the heading “Corporate Governance.”

Among other things, the Corporate Governance Guidelines provide that:

•	A majority of the members of the Board must be independent directors to the extent required by the securities laws and the NASDAQ listing rules.

•	Independent directors are to meet regularly, at least twice a year, in executive session without management present.

•

The Board and its committees have the power to engage at the Company’s expense independent legal, financial or other advisors as deemed necessary, without consulting or obtaining the approval of the Company’s officers in advance.

•	The Board conducts an annual evaluation to assess whether it and its committees are functioning effectively.

Director Independence

Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board of Directors analyzed the independence of each director. In making its independence determinations, the Board considers transactions, relationships and arrangements between Sears Holdings and entities with which directors are associated as executive officers, directors and trustees. When these transactions, relationships and arrangements exist, they are in the ordinary course of business and are of a type customary for a retail company such as Sears Holdings.

As a result of this review, the Board affirmatively determined that the following directors meet the standards of independence under our Corporate Governance Guidelines and the applicable NASDAQ listing rules, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment:

Cesar L. Alvarez

Paul G. DePodesta

William C. Kunkler, III

Steven T. Mnuchin

Ann N. Reese

Thomas J. Tisch

In the course of the Board’s independence determination, the Board considered transactions, relationships and arrangements required to be disclosed pursuant to SEC rules. In determining that director Alvarez met the applicable independence standards, the Board considered his relationship with an affiliate of Fairholme Capital Management, LLC, a significant stockholder, and the annual amounts paid by Sears Holdings to the law firm of Greenberg Traurig, LLP, where he serves as co-chairman.

The Board has also determined that all members of the Audit Committee meet additional, heightened independence criteria applicable to audit committee members under the NASDAQ listing rules. The Board of Directors has further determined that Ann N. Reese, the chair of the Audit Committee, and William C. Kunkler, III are “audit committee financial experts,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The Board has also determined that all members of the Compensation Committee meet independence criteria applicable to compensation committee members under the NASDAQ listing rules.

ITEM 1. ELECTION OF DIRECTORS

Item 1 is the election of seven nominees to our Board. If elected, seven nominees will hold office until the next annual meeting or until their successors are elected and qualified. The persons named in the proxy card (the “proxies”) will vote FOR the election of all of the nominees listed below, unless otherwise instructed.

The number of Directors constituting the entire Board of Directors is currently fixed at eight. The Board and the Nominating and Corporate Governance Committee are seeking to identify additional persons as directors. The proxies may not vote for the election of more than seven nominees for Director at the Annual Meeting.

The Board of Directors expects all nominees to be available for election. If any of nominee should become unavailable to serve as a director for any reason prior to the Annual Meeting, the Board may substitute another person as a nominee. In that case, your shares will be voted for that other person.

Cesar L. Alvarez was elected to the Board on December 18, 2013. Mr. Alvarez was known to, and, prior to his election, recommended to, the Nominating and Corporate Governance Committee by a stockholder of the Company. Except for Mr. Alvarez, and as otherwise noted below, each of the current members of our Board of Directors has served as a director since at least the consummation of the merger transaction involving Kmart Holding Corporation and Sears, Roebuck and Co. on March 24, 2005 (the “Merger”).

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” ELECTION

OF THE SEVEN NOMINEES FOR DIRECTOR.

The biographies of each of the nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

Cesar L. Alvarez, 66, has served since February 2012 as Co-Chairman of the international law firm of Greenberg Traurig, LLP and previously served as its Chief Executive Officer from 1997 until his election as Executive Chairman in January 2010 and as its Executive Chairman from January 2010 until his election as Co-Chairman. He joined Greenberg Traurig in 1973. Mr. Alvarez also serves on the board of directors of Fairholme Funds, Inc.; Intrexon Corporation; Mednax, Inc.; St. Joe Co.; and Watsco, Inc. Mr. Alvarez brings to the Board 19 years of management experience at one of the nation’s largest law firms (with over $1.2 billion in revenue with professionals providing services in 36 locations across the country and abroad), as well as his many years of corporate experience both advising clients on corporate and securities matters and serving on the boards of directors of publicly traded and private companies. Mr. Alvarez has served as a director of the Company since 2013.

Paul G. DePodesta, 41, is Vice President, Player Development & Amateur Scouting for the New York Mets major league baseball club and has served in that position since November 2010. From November 2008 until November 2010, he served as Executive Vice President for the San Diego Padres major league baseball club. From July 2006 until November 2008, he served as Special Assistant for Baseball Operations with the San Diego Padres. For nine years prior to joining the San Diego Padres, Mr. DePodesta worked in a variety of positions with other major league baseball clubs, including time as the Executive Vice President and General Manager for the Los Angeles Dodgers major league baseball club. Mr. DePodesta brings to the Board extensive experience as a leader and manager, including expertise in evaluating, procuring and developing talent and in creating and using processes and systems to evaluate individuals, teams and organizations. Mr. DePodesta has served as a director of the Company since 2012.

William C. Kunkler, III, 57, is the Executive Vice President-Operations of CC Industries, Inc., an affiliate of Henry Crown and Company, and has served in that position, as well as other officer positions, since 1994. CC Industries, Inc. is a private equity firm focused on manufacturing companies and real estate investments. Mr. Kunkler has extensive manufacturing company experience and a thorough understanding of business operations, including finance and accounting principles and functions as well as operational methodologies, garnered from his experience as an executive officer and director of various companies. He also has strong ties to the Chicago area, the location of Sears Holdings Corporation’s corporate headquarters. Mr. Kunkler has served as a director of the Company since 2009.

Edward S. Lampert, 51, Chairman of our Board of Directors, became our Chief Executive Officer effective February 1, 2013. He is also the Chairman and Chief Executive Officer of ESL Investments, Inc., which he founded in April 1988. Mr. Lampert has extensive experience in business and finance, and he has invested in many retail companies. He also served as Chairman of the Board of Kmart Holding Corporation, a company that emerged from bankruptcy in 2003 and was transformed into a profitable business prior to its merger with Sears, Roebuck and Co. in 2005.

Steven T. Mnuchin, 51, has served as Chairman and Chief Executive Officer of One West Bank Group LLC, the holding company of OneWest Bank, since January 2009. Mr. Mnuchin is also Chairman and Chief Executive Officer of Dune Capital Management LP, a private investment firm, and he has served in that or a similar capacity since September 2004. Mr. Mnuchin is a trustee of The Museum of Contemporary Art, Los Angeles and LAPD Foundation and life trustee of New York Presbyterian Hospital. Mr. Mnuchin brings extensive experience in investment strategy and finance to the Sears Holdings Board through his positions at a financial institution and a private investment firm. He also gained extensive information technology experience during his tenure as the Chief Information Officer of Goldman, Sachs & Co. He served as a director of Kmart Holding Corporation, a company that emerged from bankruptcy in 2003 and was transformed into a profitable business prior to its merger with Sears, Roebuck and Co. in 2005.

Ann N. Reese, 61, co-founded the Center for Adoption Policy in New York in 2001 and serves as its Executive Director. Prior to co-founding the Center, Ms. Reese served as a Principal with Clayton, Dubilier & Rice, a private equity investment firm, in 1999 and 2000. From 1995 to 1998, she was Executive Vice President and Chief Financial Officer of ITT Corp., a hotel and gaming company. Ms. Reese is a director of Xerox Corporation and Genesee & Wyoming Inc. Ms. Reese served as a director of Merrill Lynch & Co., Inc. from July 2004 until its acquisition by Bank of America Corporation in January 2009. Ms. Reese also served as director of The Jones Group Inc. from July 2003 to May 2011. Ms. Reese has extensive executive experience in corporate finance, financial reporting and strategic planning through her position as a public company chief financial officer as well as corporate governance expertise gained from her experience on other public company boards. Ms. Reese also served as a director of Kmart Holding Corporation, a company that emerged from bankruptcy in 2003 and was transformed into a profitable business prior to its merger with Sears, Roebuck and Co. in 2005.

Thomas J. Tisch, 59, has served as the Managing Partner of Four Partners, a private investment firm, since 1992. He has served as the Chancellor of Brown University since July 2007, and he is also a trustee of New York University Medical Center. Mr. Tisch is a director of Synageva BioPharma Corp. Mr. Tisch brings financial and general business expertise to the Sears Holdings Board from his position at a private investment firm. Mr. Tisch also served as a director of Kmart Holding Corporation, a company that emerged from bankruptcy in 2003 and was transformed into a profitable business prior to its merger with Sears, Roebuck and Co. in 2005.

The Nominating and Corporate Governance Committee of our Board of Directors is responsible for reviewing the qualifications and independence of members of the Board and its various committees on a periodic basis, as well as the composition of the Board as a whole. This assessment includes members’ qualification as independent and their economic interest in the Company through meaningful share ownership, as well as consideration of diversity, age, skills and experience in relation to the needs of the Board. Director nominees will be recommended to the Board by the Nominating and Corporate Governance Committee in accordance with the policies and principles in its charter. The ultimate responsibility for selection of director nominees resides with the Board of Directors.

While the Company does not have a formal diversity policy, as mentioned above, the Board considers diversity in identifying director nominees. The Board and the Nominating and Governance Committee believe that it is important that our directors represent diverse viewpoints. In addition to diversity of experience, the Nominating and Corporate Governance Committee seeks director candidates with a broad diversity of professions, skills and backgrounds. The Nominating and Corporate Governance Committee discusses the diversity of the Board annually.

The Board met 10 times during fiscal year 2013 (the fiscal year ended February 1, 2014). A majority of the directors attended 100% of the Board meetings and the meetings of the committees on which they served, and all directors attended at least 75% of such Board meetings and committee meetings. Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of stockholders. All directors who stood for election at the 2013 annual meeting attended the 2013 annual meeting.

Committees of the Board of Directors

The Board has standing Audit, Compensation, Finance, and Nominating and Corporate Governance Committees. All members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent, as defined in the NASDAQ listing rules.

The table below reflects the current membership of each committee and the number of meetings held by each committee in fiscal year 2013.

	Audit		Compensation		Finance		Nominating and Corporate Governance
E. Lampert					X	**
C. Alvarez*
P. DePodesta			X				X
W. Kunkler	X						X
S. Mnuchin					X		X	**
A. Reese	X	**	X
T. Tisch	X		X	**
2013 Meetings	8		6		2		5

*	Mr. Alvarez has not yet been appointed to any committees of the Board.
**	Committee chair

Each committee operates under a written charter. The charters are available on the Corporate Governance section of our corporate website, www.searsholdings.com. The principal functions of each Committee are summarized below.

Audit Committee

•	Responsible for compensation and oversight of the work of the independent registered public accounting firm in connection with the annual audit report

•	Hires, subject to stockholder ratification, the independent registered public accounting firm to perform the annual audit

•	Reviews the Company’s annual and quarterly financial statements, including disclosures made in management’s discussion and analysis of results of operations and financial condition

•	Reviews the reports prepared by the independent registered public accounting firm and management’s responses thereto

•	Pre-approves audit and permitted non-audit services performed by the independent registered public accounting firm

•	Reviews financial reports, internal controls and risk exposures

•	Reviews management’s plan for establishing and maintaining internal controls

•	Reviews the scope of work performed by the internal audit staff

•	Discusses with the Company’s Chief Compliance Officer matters that involve our compliance and ethics policies

The Audit Committee has a Related Party Transactions Subcommittee (the “RPT Subcommittee”) to assist the Audit Committee by reviewing potential related party transactions; material amendments to, or modifications, terminations or extensions of agreements involving related party transactions; and the Company’s guidelines and policies with regard to related party transactions generally. The RPT Subcommittee may approve or pre-approve certain types of related party transactions (and present them to the Audit Committee at its next scheduled meeting) or may, if it deems it advisable, refer them to the Audit Committee for review. The RPT Subcommittee met four times in fiscal year 2013. The members of the RPT Subcommittee for fiscal year 2013 were Ms. Reese (chair) and Mr. Kunkler.

Compensation Committee

•	Reviews recommendations for and approves the compensation of senior executive officers

•	Reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance and recommends to the Board the CEO’s overall compensation level

•	Reviews and approves employment agreements, severance arrangements and change in control arrangements affecting the CEO and other senior executives

•	Reviews compensation discussion and analysis for inclusion in the Company’s proxy statement

•	Evaluates whether the risks arising from the Company’s compensation policies and practices for its employees would be reasonably likely to have a material adverse effect on the Company

The Company has a standing Stock Plan Committee. The sole member of the Stock Plan Committee for fiscal year 2013 was Thomas J. Tisch. The Compensation Committee has delegated authority to the Stock Plan Committee to approve restricted stock awards of up to $150,000 to employees below the level of Senior Vice President, excluding officers who are subject to Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”). The Compensation Committee also has delegated authority to the Stock Plan Committee and to the Senior Vice President and President, Talent and Human Capital Services, to approve increases in base salary of up to 10% and/or annual incentive plan award increases of up to 10% to officers at the level of Senior Vice President and above. The Stock Plan Committee acted solely by written consent in fiscal year 2013.

Finance Committee

•	Establishes and oversees matters related to capital allocation and expenditure policies and budgets

•	Establishes policies and procedures related to our company’s share repurchase programs

•	Oversees financial, capital and insurance risk

•	Reviews our annual business plan

•	Reviews policies and investments related to retirement plans, including our pension and savings plans

•	Reviews operating performance metrics and investment rates of return

Nominating and Corporate Governance Committee

•	Reports annually to the full Board with an assessment of the Board’s performance

•	Recommends to the full Board the nominees for directors

•	Reviews recommended compensation arrangements for the Board

•	Reviews and reassesses the adequacy of our Corporate Governance Guidelines

Communications with the Board of Directors

You may contact any non-employee director, or the entire Board, at any time, subject to the exceptions described below. Your communication should be sent to the Sears Holdings Corporation Board of Directors—Non-employee directors, c/o Corporate Secretary, Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, Illinois 60179. Additional information regarding our policies on communicating with the Board of Directors can be found in our Corporate Governance Guidelines, which are available on the Corporate Governance section of our corporate website, www.searsholdings.com.

Communications are distributed to the Board, a committee of the Board, or any Board member as appropriate, depending on the facts and circumstances outlined in the communication. Certain items that are unrelated to the duties and responsibilities of the Board will be excluded, such as

•	spam and other junk mail;

•	product and service complaints or inquiries;

•	new product suggestions;

•	resumes and other job inquiries;

•	surveys; and

•	business solicitations or advertisements.

Material that is unduly hostile, threatening, illegal or similarly unsuitable will also be excluded. We will make available to any director any excluded communication, at that director’s request.

Board Leadership Structure

The Board has no policy that mandates the separation of the offices of Chairman of the Board and Chief Executive Officer. Under our Corporate Governance Guidelines, the Board believes that it is in the best interest of the Company to make such a determination at the time that it elects a new Chief Executive Officer. Effective February 1, 2013, Mr. Lampert, our Chairman of the Board, was elected by the Board to the position of Chief Executive Officer and thus serves in both capacities. The Board selected Mr. Lampert to ensure continuity of leadership, sharpen the Company’s strategy, continue the momentum of the transformation of the Company and accelerate the progress that the Company has made. The Company’s By-Laws provide that the independent directors appoint a lead independent director to preside over each executive session of the independent directors who is chosen, unless determined otherwise by the independent directors at the time of the appointment, by rotation among the respective chairs of our Audit, Compensation and Nominating and Corporate Governance committees.

The Board’s Role in Risk Oversight

Consistent with our leadership structure, our Chief Executive Officer and other members of senior management are responsible for the identification, assessment and management of risks that could affect the Company and the Board provides oversight in connection with these efforts. Accordingly, we do not believe that the Board’s role in risk oversight has an effect on the Company’s leadership structure. The Board’s oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of the Audit Committee, Compensation Committee and the Finance Committee above and in the charters of the Audit Committee, the Compensation Committee and the Finance Committee. The full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company, including our Chief Financial Officer and our General Counsel.

Nomination of Director Candidates

Directors may be nominated by the Board or by stockholders in accordance with our By-Laws. The Nominating and Corporate Governance Committee will, when appropriate, actively seek individuals qualified to become Board members, and solicit input on director candidates from a variety of sources, including current directors. As a matter of course, the Committee will evaluate a candidate’s qualifications and review all proposed nominees for the Board of Directors, including those proposed by stockholders, in accordance with its charter and our Corporate Governance Guidelines. This will include a review of the person’s qualifications and independence, economic interest in the Company through meaningful share ownership, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. While the Committee has the ability to retain a third party to assist in the nomination process, the Company did not pay a fee to any third party to identify or assist in identifying or evaluating potential nominees in fiscal year 2013.

Director nominees recommended by the Nominating and Corporate Governance Committee are expected to be committed to representing the long-term interests of our stockholders. The Committee believes that it is important to align the interests of directors with those of our stockholders, and therefore encourages each director and director nominee to own shares of our common stock in an amount that is meaningful to that individual. Board members should possess a high degree of integrity and have broad knowledge, experience and mature judgment. In addition to a meaningful economic commitment to our company as expressed in share ownership, directors and nominees should have predominately business backgrounds, have experience at policy-making levels in business and/or technology, and bring a diverse set of business experiences and perspectives to the Board.

You can nominate a candidate for election to the Board by complying with the nomination procedures in our By-Laws. For an election to be held at an annual meeting of stockholders, nomination by a stockholder must be made by notice in writing delivered to the Corporate Secretary not later than 90 days in advance of such meeting. However, if the annual meeting is not held on or within eight days of the fourth Tuesday in May of a year, and if the Company provides stockholders with less than 100 days’ notice or public disclosure of the meeting date, the stockholder notice must be given not later than the 10th day following the notice or public disclosure of the meeting date. For an election to be held at a special meeting of stockholders, notice by a stockholder must be given not later than the 10th day following the date on which the Company first provides stockholders with notice or public disclosure of the meeting date.

A stockholder’s notice to the Corporate Secretary must be in writing and be delivered to Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, Illinois 60179, Attn: Corporate Secretary, and must include:

•	the name and address of the stockholder;

•	the name, age and business address of each nominee proposed in the notice;

•	such other information concerning each nominee as must be disclosed with respect to director nominees in proxy solicitations under the proxy rules of the SEC; and

•	the written consent of each nominee to serve as a director if so elected.

The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. A stockholder’s compliance with these procedures will not require the Company to include information regarding a proposed nominee in the Company’s proxy solicitation materials.

Amount and Nature of Beneficial Ownership

Security Ownership of Directors and Management

Except as otherwise set forth below, the following table sets forth information with respect to the beneficial ownership of our common stock as of March 7, 2014 by:

•	each of our directors;

•	each named executive officer (as defined under “Summary Compensation Table”); and

•	all of our directors and executive officers as a group.

Name of Beneficial Owner(1)	Common Stock(2)		Percent of Class(3)
Cesar A. Alvarez	—		*
Jeffrey A. Balagna	33,282		*
Ronald D. Boire	55,484		*
Paul G. DePodesta	500		*
Imran Jooma	12,423		*
William C. Kunkler, III	24,720	(4)	*
Edward S. Lampert	51,576,000	(5)	48.5%
Steven T. Mnuchin	27,387	(6)(7)	*
Ann N. Reese	10,000		*
Robert A. Schriesheim	60,975		*
Thomas J. Tisch	3,747,774	(8)	3.5%
Directors and Executive Officers as a group (14 persons)	55,557,582		52.2%

*	Less than 1%

(1)	The address of each beneficial owner is c/o Sears Holdings Corporation, 3333 Beverly Road, Hoffman Estates, Illinois 60179.

(2)	Ownership includes:

•	shares in which the director or executive officer may be deemed to have a beneficial interest; and

•	for executive officers, shares held as nontransferable restricted shares, which are subject to forfeiture under certain circumstances.

Unless otherwise indicated, the directors and executive officers listed in the table have sole voting and investment power with respect to the common stock listed next to their respective names. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(3)	There were 106,443,237 shares of our common stock outstanding as of March 7, 2014.

(4)	Includes 23,147 shares that Mr. Kunkler has pledged as security for a loan to JPMorgan Chase Bank, N.A and 1,573 shares held by his spouse. Mr. Kunkler disclaims beneficial ownership of the shares held by his spouse.

(5)	Please see footnotes (b), (c) and (d) to the Security Ownership of 5% Beneficial Owners on page 16.

(6)	Includes 8,000 shares owned by the Steven T. Mnuchin 2002 Family Trust and 600 shares owned by other family trusts and custodial accounts, the beneficial interests of which are owned by members of Mr. Mnuchin’s immediate family.

(7)

Does not include (1) 200 common shares held by the Trust fbo Michael Paul Mortara 1992, (2) 200 common shares held by the Trust fbo Matthew Peter Mortara 1992, (3) 14,800 common shares held by the Virginia Mortara 2007 Annuity Trust, and (4) 16,000 common shares held by the Mortara Trust U Article 6th . Mr. Mnuchin acts as trustee for each of these trusts and has no pecuniary interest in the holdings or transactions of such trusts. Mr. Mnuchin disclaims beneficial ownership of these shares.

(8)	Includes 2,594,704 shares owned by Andrew H. Tisch, Daniel R. Tisch and James S. Tisch, brothers of Thomas J. Tisch, or by trusts of which they are the managing trustees and beneficiaries, in respect of which Thomas J. Tisch has sole voting power and 73,768 owned by two foundations over which Mr. Tisch exercises shared voting power. Thomas J. Tisch disclaims beneficial ownership of these shares.

Security Ownership of 5% Beneficial Owners

The following table sets forth information with respect to beneficial ownership of our common stock by persons known by us to beneficially own 5% or more of our outstanding common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)		Percent of Class (b)
ESL Investments, Inc. and related entities(c) 1170 Kane Concourse Bay Harbour, Florida 33154	51,576,000	(d)	48.5%

Fairholme Capital Management, L.L.C. and related entities(e) 4400 Biscayne Boulevard, 9th Floor Miami, Florida 33137	24,226,073	(f)	22.8%

Baker Street Capital Management, LLC(g) 12400 Wilshire Boulevard, Suite 940 Los Angeles, California 90025	9,000,000	(h)	7.8%

Force Capital Management, LLC(i) 767 Fifth Avenue, 12th Floor New York, NY 10153	6,298,309	(j)	5.6%

(a)	Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(b)	The “Percent of Class” for each of the ESL Entities, Fairholme Capital Management, L.L.C., Baker Street Capital Management, LLC and Force Capital Management, LLC was calculated by using the disclosed number of beneficially owned shares as the numerator, respectively, and the number of shares of our common stock outstanding as of March 7, 2014, 106,443,237 (plus for each named person, the number of shares of common stock not outstanding but for which such person is deemed to have beneficial ownership), as the denominator.

(c)	Beneficial ownership is based on the Schedule 13D/A filed by the following persons reporting their ownership as of December 3, 2013, as updated by subsequent Form 4 filings through March 7, 2014. The persons (“ESL Entities”) consist of ESL Investments, Inc., a Delaware corporation (“Investments”); Edward S. Lampert; ESL Institutional Partners, L.P., a Delaware limited partnership (“Institutional”); CRK Partners, L.L.C., a Delaware limited liability company (“CRK LLC”); ESL Partners, L.P., a Delaware limited partnership (“Partners”); SPE I Partners, LP, a Delaware limited partnership (“SPE Partners”); SPE Master I, LP, a Delaware limited partnership (“SPE Master”); RBS Partners, L.P., a Delaware limited partnership (“RBS”); and RBS Investment Management, L.L.C., a Delaware limited liability company (“RBSIM”). Mr. Lampert is the sole stockholder, chief executive officer and director of Investments. Investments is the general partner of RBS, the sole member of CRK LLC and the manager of RBSIM. RBS is the general partner of Partners, SPE Partners and SPE Master. RBSIM is the general partner of Institutional.

(d)

Investments has sole voting power and sole dispositive power as to 26,438,272 shares of Sears Holdings and shared dispositive power as to 25,137,728 shares of Sears Holdings; Edward S. Lampert has sole voting power as to 51,576,000 shares of Sears Holdings and sole dispositive power as to 26,438,272 shares of Sears Holdings and shared dispositive power as to 25,137,728 shares of Sears Holdings; CRK LLC has sole voting power and sole dispositive power as to 747 shares of Sears Holdings; RBS has sole voting power and sole dispositive power as to 26,427,295 shares of Sears Holdings and shared dispositive power as to 25,137,728 shares of Sears Holdings; Partners has sole voting power and sole dispositive power as to 21,992,640 shares of Sears Holdings and shared dispositive power as to 25,137,728 shares of Sears Holdings; RBSIM has sole voting power and sole dispositive power as to 10,230 shares of Sears Holdings; Institutional has sole voting power and sole dispositive power as to 10,230 shares of Sears Holdings; SPE Partners has sole voting power and sole dispositive power as to 1,939,872 shares of Sears Holdings; and SPE Master has sole voting power and sole dispositive power as to 2,494,783 shares of Sears Holdings.

(e)	Beneficial ownership is based on the Schedule 13G filed by Fairholme Capital Management, L.L.C., Bruce R. Berkowitz and Fairholme Funds, Inc. reporting their ownership in Sears Holdings as of January 31, 2014.

(f)	The shares of common stock are owned, in the aggregate, by Bruce R. Berkowitz and various investment vehicles managed by Fairholme Capital Management, L.L.C. (“FCM”). FCM disclosed shared voting power as to 18,972,373 shares of Sears Holdings and shared dispositive power as to 23,443,073 shares of Sears Holdings. Fairholme Funds, Inc. disclosed shared voting power and shared dispositive power as to 15,093,573 shares of Sears Holdings, of which 14,212,673 shares are owned by The Fairholme Fund and 880,900 shares are owned by The Fairholme Allocation Fund, each a series of Fairholme Funds, Inc. Bruce R. Berkowitz disclosed sole voting power and sole dispositive power as to 783,000 shares of Sears Holdings. Because Mr. Bruce R. Berkowitz, in his capacity as the Managing Member of FCM or as President of Fairholme Funds, Inc., has voting or dispositive power over all shares beneficially owned by FCM, he is deemed to have beneficial ownership of all of the shares.

(g)	Beneficial ownership is based on the Schedule 13G/A filed by Baker Street Capital L.P., Baskerville SPV, L.P., Baker Street Capital Management, LLC, Baker Street Capital GP, LLC, and Vadim Perelman reporting their ownership as of December 31, 2013.

(h)	The shares (which include 9,000,000 shares of Sears Holdings subject to certain options exercisable within 60 days) are owned directly by Baker Street Capital L.P. (“BSC”). Baker Street Capital GP, LLC is the general partner of BSC. Baker Street Capital Management, LLC (“BSCM”) is the investment manager of BSC. Vadim Perelman is the managing member of each of Baker Street Capital GP, LLC and BSCM. By virtue of these relationships, each of Baker Street Capital GP, LLC, BSCM and Mr. Perelman may be deemed to beneficially own the shares underlying certain options directly by BSC that are exercisable within 60 days. Mr. Perelman has disclosed sole voting power and sole dispositive power as to 9,000,000 shares of Sears Holdings. BSCM has disclosed sole voting power and sole dispositive power to 9,000,000 shares of Sears Holdings. BSC has disclosed sole voting power and sole dispositive power as to 9,000,000 shares of Sears Holdings. Baker Street Capital GP, LLC has disclosed sole voting power and sole dispositive power as to 9,000,000 shares of Sears Holdings.

(i)	Beneficial ownership is based on the Schedule 13G filed by Force Capital Management, LLC reporting its ownership as of December 31, 2013.

(j)	The shares of common stock (which includes 5,762,400 shares of Sears Holdings subject to certain options) are owned directly by Force Capital Management, LLC. Force Capital Management, LLC has disclosed sole voting power and sole dispositive power to 6,298,309 shares of Sears Holdings.

Certain Relationships and Transactions

Our Board has delegated authority to direct investment of our surplus cash to Edward S. Lampert, subject to various limitations that have been or may be from time to time adopted by the Board of Directors and/or the Finance Committee of the Board of Directors. Mr. Lampert is Chairman of our Board of Directors and its Finance Committee and became our Chief Executive Officer effective February 1, 2013. Mr. Lampert is the Chairman and Chief Executive Officer of ESL Investments, Inc. (together with its affiliated funds, “ESL”). Neither Mr. Lampert nor ESL will receive compensation for any such investment activities undertaken on our behalf, other than Mr. Lampert’s compensation as our Chief Executive Officer. ESL beneficially owned 48.5% of our outstanding common stock as of March 7, 2014.

Further, to clarify the expectations that the Board of Directors has with respect to the investment of our surplus cash, the Board has renounced, in accordance with Delaware law, any interest or expectancy of the Company associated with any investment opportunities in securities that may come to the attention of Mr. Lampert or any employee, officer, director or advisor to ESL and its affiliated investment entities (each, a “Covered Party”) who also serves as an officer or director of the Company other than (a) investment opportunities that come to such Covered Party’s attention directly and exclusively in such Covered Party’s capacity as a director, officer or employee of the Company, (b) control investments in companies in the mass merchandising, retailing, commercial appliance distribution, product protection agreements, residential and commercial product installation and repair services and automotive repair and maintenance industries and (c) investment opportunities in companies or assets with a significant role in our retailing business, including investment in real estate currently leased by the Company or in suppliers for which the Company is a substantial customer representing over 10% of such companies’ revenues, but excluding investments of ESL that were existing as of as of May 23, 2005.

During fiscal year 2013, ESL and its affiliates purchased unsecured commercial paper issued by Sears Roebuck Acceptance Corp. (“SRAC”), an indirect wholly owned subsidiary of Sears Holdings. For the commercial paper outstanding to ESL, the weighted average of each of maturity, annual interest rate, and principal amount outstanding for this commercial paper in fiscal year 2013 was 28.9 days, 2.76% and $184,000,000, respectively. The largest aggregate amount of principal outstanding to ESL at any time since the beginning of fiscal year 2013 was $305,000,000 and the aggregate amount of interest paid by SRAC to ESL during fiscal year 2013 was $5,700,000. As of February 1, 2014, ESL held no commercial paper issued by SRAC. The commercial paper purchases were made in the ordinary course of business on substantially the same terms, including interest rates, as terms prevailing for comparable transactions with other persons, and did not present features unfavorable to the Company.

From time to time, Mr. Lampert and ESL may purchase from third parties the Company’s 6 5/8% Senior Secured Notes due 2018 (the “6 5/8% Notes”) and unsecured notes issued by SRAC and another indirect wholly owned subsidiary of Sears Holdings, Sears DC Corp. (the “Subsidiary Notes”). In fiscal year 2011, Mr. Lampert and ESL purchased an aggregate of $95,000,000 of principal amount of 6 5/8% Notes and $10,000,000 of principal amount of Subsidiary Notes. As of February 1, 2014, Mr. Lampert and ESL owned an aggregate of $95,000,000 of principal amount of 6 5/8% Notes and $3,000,000 of principal amount of Subsidiary Notes and received an aggregate of $6,471,172 in interest on such Notes in fiscal year 2013.

In connection with the spin-off of its interest in Orchard Supply Hardware Stores Corporation (“Orchard”), the Company entered into a series of agreements with Orchard. The spin-off was effective on December 30, 2011. In fiscal year 2013, Orchard paid the Company an aggregate of $1,967,237 for sales of certain Company-branded products pursuant to three brands license agreements. Finally, a tax sharing agreement entered into in 2005 governs the respective rights, responsibilities and obligations of the Company and Orchard with respect to, among other things, liabilities for U.S. federal, state, local and other taxes and addresses the preparation and filing of tax returns for such taxes and disputes, if any, with taxing authorities. At December 31, 2012 and December 31, 2013, ESL owned 40.4% and 0%, respectively, of the outstanding Class A Common Stock of Orchard, based on the amendments to Schedule 13G filed by ESL on February 14, 2013 and February 14, 2014, respectively.

On January 26, 2012, ESL entered into an agreement with a financial institution to acquire from the financial institution an undivided participating interest in a certain percentage of its rights and obligations under trade receivable put agreements that were entered into with certain vendors of the Company. These agreements generally provide that, in the event of a bankruptcy filing by the Company, the financial institution will purchase such vendors’ accounts receivable arising from the sale of goods or services to the Company. ESL may from time to time choose to purchase an 80% undivided participating interest in the rights and obligations arising under future trade receivable put agreements that the financial institution enters into with our vendors during the term of its agreement. The Company is neither a party nor will it become a party to any of these agreements. As of February 1, 2014, ESL held a participation interest totaling $80,000,000 in the financial institution’s agreements relating to the Company.

On October 11, 2012, the Company completed the separation of our Sears Hometown and Outlet businesses through a rights offering (the “separation”). ESL owns approximately 48.1% of the outstanding common stock of Sears Hometown and Outlet Stores, Inc. (“Sears Hometown”) (based on publicly available data as of June 12, 2013). The Company, and certain of its subsidiaries, engage in transactions with Sears Hometown pursuant to various agreements with Sears Hometown which, among other things, (1) govern the principal transactions relating to the rights offering and certain aspects of our relationship with Sears Hometown following the separation, (2) establish terms under which Holdings and certain of its subsidiaries provide Sears Hometown with services, including the leasing or subleasing of certain properties by Sears Hometown from the Company, and (3) establish terms pursuant to which Holdings and certain of its subsidiaries obtain merchandise for Sears Hometown. These agreements were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of the separation. A summary of the nature of related party transactions is as follows:

•

Sears Hometown obtains a significant amount of its merchandise from the Company. We also have entered into certain agreements with Sears Hometown to provide logistics, handling, warehouse and transportation services. Sears Hometown also pays a royalty related to the sale of Kenmore, Craftsman and DieHard products and fees for participation in the Shop Your Way program.

•	Sears Hometown receives commissions from the Company for the sale of merchandise made through sears.com, extended service agreements, delivery and handling services and credit revenues.

•	The Company provides Sears Hometown with shared corporate services. These services include accounting and finance, human resources, information technology and real estate.

Amounts due to or from Sears Hometown are non-interest bearing, settled on a net basis, and have payment terms of 10 days after the invoice date. The Company invoices Sears Hometown on a weekly basis. In fiscal year 2013, Sears Hometown paid the Company an aggregate of $2,460,551,519 and the Company paid Sears Hometown an aggregate of $177,039,350 under the foregoing arrangements.

Also in connection with the separation, the Company entered into an agreement with Sears Hometown and the agent under Sears Hometown’s secured credit facility, whereby the Company committed to continue to provide services to Sears Hometown in connection with a realization on the lender’s collateral after a default under the secured credit facility, notwithstanding such a default by Sears Hometown under the underlying agreement with us, and to provide certain notices and services to the agent, for so long as any obligations remain outstanding under the secured credit facility.

ESL is the beneficial owner of approximately 48.5% of the outstanding common stock of the Company as of March 7, 2014. The Company owns approximately 51.0% of the outstanding common shares of Sears Canada Inc. (“Sears Canada”), while ESL directly owns approximately 27.6% of the outstanding common shares of Sears Canada. ESL thus directly or indirectly owns approximately 52.3% of the outstanding common shares of Sears Canada. The Company and certain of its subsidiaries engage in transactions with Sears Canada pursuant to the following agreements and arrangements: (1) a licensing agreement pursuant to which the Company gives Sears Canada a royalty-free license to use the name “Sears” as part of Sears Canada’s corporate name, as well as to use other brand names such as Kenmore, Craftsman and DieHard; (2) a cross border vendor agreement that allows the Company and Sears Canada to use each other’s websites to sell merchandise in the U.S. and Canada; (3) an information technology agreement pursuant to which the Company and Sears Canada share information technology and software development, ownership and costs; (4) an import services agreement pursuant to which a subsidiary of the Company will perform certain import services at Sears Canada’s request, including coordination of merchandise shipments and inspections of imported merchandise; and (5) the performance by the Company of other services for Sears Canada outside the scope of the foregoing agreements on market terms and conditions which may include, among other services, financial advisory, operations and maintenance, development, and operations management. In fiscal year 2013, Sears Canada paid the Company or its subsidiaries an aggregate of approximately $5,000,000, and the Company or its subsidiaries paid Sears Canada approximately $800,000, under the foregoing arrangements.

George L. Mikan III, President of ESL Investments, Inc., and the Company are parties to an agreement under which Mr. Mikan provides consulting services to the Company. The consulting services involve general corporate, operational, organizational and other matters. The agreement provides for payments to Mr. Mikan of a monthly fee of $100,000, plus reasonable out of pocket expenses. The agreement also contains confidentiality, non-solicit and non-compete covenants as well as cross-indemnity provisions. Either party is permitted to terminate the agreement at any time, with or without cause. In fiscal year 2013, the Company paid Mr. Mikan $1,200,466 under this agreement.

On March 14, 2014, the Company announced that its Board of Directors approved the separation of its Lands’ End, Inc. subsidiary (“Lands’ End”) by means of a spin-off transaction. To effect the spin-off, the Company will distribute all of the outstanding shares of common stock of Lands’ End on a pro rata basis to holders of the Company’s common stock, except that holders of the Company’s restricted stock that is unvested as of the record date of March 24, 2014 will receive cash awards in lieu of Lands’ End shares. Accordingly, as a result of the spin-off ESL will be the beneficial owner of approximately 48.5% of the outstanding shares of common stock of Lands’ End. In connection with the spin-off, it is expected that prior to the Annual Meeting the Company and Lands’ End will enter into certain agreements that will effect the spin-off, provide a framework for the Company’s relationship with Lands’ End after the spin-off and provide for the allocation between the Company and Lands’ End of the Company’s assets, employees, liabilities and obligations attributable to periods prior to, at and after the spin-off.

Review and Approval of Transactions with Related Persons

The Company’s Audit Committee charter requires that the Audit Committee review and approve all related party transactions required to be disclosed pursuant to SEC rules. The Audit Committee has adopted a written Related Party Transactions Policy that governs the Audit Committee’s practices with respect to related party transactions. In doing so, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company or its subsidiaries than would be obtained in a comparable arm’s-length transaction and the extent of the related person’s interest in the transaction. In addition, the Audit Committee has established the RPT Subcommittee to assist the Audit Committee by reviewing potential related party transactions; any material amendments to, or modifications, terminations or extensions of agreements involving related party transactions; and the Company’s guidelines and policies with regard to related party transactions generally. See, “Election of Directors—Committees of the Board of Directors—Audit Committee.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary

We are an integrated retailer with significant physical and intangible assets, as well as virtual capabilities enabled through technology. We currently operate a national network of stores with 1,980 full-line and specialty retail stores in the United States operating through Kmart Holding Corporation and Sears, Roebuck and Co. and 449 full-line and specialty retail stores in Canada operating through Sears Canada Inc. (“Sears Canada”), a 51%-owned subsidiary. Further, we operate a number of websites under the sears.com and kmart.com banners which offer more than 110 million products and provide the capability for our members and customers to engage in cross-channel transactions such as free store pickup; buy in store/ship to home; and buy online, return in store. We are also the home of Shop Your WaySM, a free member-based social shopping platform that offers rewards, personalized services and a unique experience. Shop Your Way connects all of the ways members shop—in store, at home, online and by phone. The Company is the leading home appliance retailer as well as a leader in tools, lawn and garden, fitness equipment and automotive repair and maintenance. Key proprietary brands include Kenmore®, Craftsman® and DieHard®. We also maintain a broad apparel and home offering including such well-known labels as the Kardashian Kollection, Jaclyn Smith, Joe Boxer, Route 66, Cannon, Sandra Lee and Levi’s. Additionally, we launched the Adam Levine and Nicki Minaj collections in 500 Kmart stores and on shopyourway.com/kmart.com. We are the nation’s largest provider of home services, with more than 13 million service and installation calls made annually.

The retail industry is changing rapidly. The progression of the Internet, mobile technology, social networking and social media is fundamentally reshaping the way we interact with our core customers and members. As a result, we are transitioning to a member-centric company. Our focus continues to be on our core customers, our members, and finding ways to provide them value and convenience through Integrated Retail and our Shop Your Way membership platform. We have invested significantly in our online ecommerce platforms, our membership program and the technology needed to support these initiatives.

This Compensation Discussion and Analysis provides information relevant to understanding the fiscal year 2013 compensation of the executive officers identified in the Summary Compensation Table below, whom we refer to as our named executive officers. Our named executive officers are:

•	Edward S. Lampert, Chief Executive Officer

•	Robert A. Schriesheim, Executive Vice President and Chief Financial Officer

•	Jeffrey A. Balagna, Executive Vice President and Chief Information Officer

•	Ronald D. Boire, Executive Vice President, Chief Merchandising Officer and President, Sears Full Line Stores and Kmart Formats

•	Imran Jooma, Executive Vice President, and President, Online, Marketing, Pricing and Financial Services

Our compensation policies and objectives during fiscal year 2013 were influenced by a variety of factors. Key factors included our recent operating performance and the retail market conditions that have impacted our financial results. As a result of the uncertainty related to the retail market conditions and how these conditions would impact our business, the Compensation Committee continued to take a fiscally conservative approach to compensation programs in fiscal year 2013.

Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal year 2013 as approved by the Compensation Committee:

•	Incentive Compensation Awards. Our executive compensation is designed to be linked with performance or otherwise “at risk.”

•

As with past years, we adopted an annual incentive program through which participants, including our named executive officers, were eligible to earn cash incentive compensation awards based upon achievement of a specific financial goal or goals for fiscal year 2013 approved by the Compensation Committee that were designed to challenge our named executive officers to high performance.

•

Consistent with prior years, we adopted a long-term incentive program through which participants, including certain of the named executive officers, are eligible to earn incentive compensation based upon achievement of financial goals during our 2013 through 2015 fiscal years that is designed to motivate our participating named executive officers to focus on long-term company performance.

•

The Compensation Committee adopted a time-based long-term incentive plan with a three year service period, which provides the opportunity for participants, including certain of the named executive officers, to receive a long-term incentive payout provided that the participant is actively employed by the vesting date, which is April 1st following the end of the applicable service period.

Compensation Practices. We have maintained compensation practices that we believe contribute to prudent governance.

•

We maintain a recoupment or “clawback” provision in the annual incentive plan and the long-term incentive program. These clawback provisions provide that the Company will seek reimbursement from executive officers if the Company’s financial statements or approved financial measures under the annual incentive program or the long-term incentive program are subject to restatement due to error or misconduct, to the extent permitted by law.

•

The Compensation Committee’s charter provides that the Compensation Committee will evaluate whether the risks arising from the Company’s compensation policies and practices for its employees would be reasonably likely to have a material adverse effect on the Company.

•

The Compensation Committee’s charter also provides that it has the sole authority (1) to retain and terminate any compensation consultant to be used to assist it in the evaluation of executive compensation and (2) to approve the consultant’s fees and the other terms and conditions of the consultant’s retention.

Executive Compensation Philosophy and Objectives

Sears Holdings believes that its long-term success is directly related to our ability to attract, motivate and retain highly talented associates who are committed to our company’s mission, key results and cultural beliefs. The Compensation Committee has developed a compensation philosophy for our executive officers designed to pay for performance. Total annual compensation paid to the named executive officers generally depends on company financial performance, the level of job responsibility and individual performance, as well as the need to attract top executive talent or motivate key executives. The total compensation package provided to certain named executive officers includes both annual and long-term incentive programs that are linked with performance or are otherwise “at risk” due to market fluctuations and risk of forfeiture. The Company’s compensation packages are thus designed to motivate and encourage employees to drive performance and achieve superior results for our company and its stockholders. The Compensation Committee also believes that compensation should reflect the value of the job in the marketplace. While the Compensation Committee’s objective is to approve compensation and benefits packages that reflect the pay-for-performance compensation philosophy, it recognizes that the Company must sometimes provide additional inducements to recruit, motivate and retain top-qualified executives. The Compensation Committee also noted the approval of executive compensation by the Company’s stockholders by a large majority in the advisory vote on this subject held at the 2013 annual meeting and believes this affirms our stockholders’ support for the Company’s approach to executive compensation.

Competitive Pay Practices

Our experience demonstrates that in order to attract qualified external candidates and motivate valuable executive officers, we must offer executive compensation packages that are competitive with the packages offered by companies with which Sears Holdings competes for talent. In making compensation recommendations for the executive officers we analyze internal compensation and external market data. We gather market data with a focus, where appropriate, on retail-specific and online-specific organizations. We do not benchmark against a set list of competitors or a peer group. We believe that our competitive pay analyses provide a reference point in validating proposed or recommended compensation, thereby assuring that we are offering competitive pay packages to the named executive officers.

Executive Compensation Program: Key Elements

The key elements of our compensation program for the named executive officers include base salary and incentive opportunities. Incentive opportunities include annual and long-term performance-based programs designed to drive long-term performance through effective decision making while also incenting appropriate short-term decision making. In addition, time-based cash awards and/or time-based equity awards (i.e., awards that vest with the passage of time and thus are “at risk”) are made to provide additional motivation and encourage retention.

Annual Compensation

•	Base Salary—Base salary is the fixed element of each named executive officer’s cash compensation.

•

Annual Incentive Plan—Our annual incentive program is designed to provide for annual awards to eligible employees based on achievement of financial performance goals relating to a specific fiscal year. The purpose of our annual incentive program is to motivate participants, including our participating named executive officers, to achieve financial performance goals by making their cash incentive award variable and dependent upon Sears Holdings’ or its respective business unit’s annual financial performance.

•

Annual Equity Award to Mr. Lampert—During each of the first three years that Edward S. Lampert serves as our Chief Executive Officer, he is entitled to receive monthly awards of Sears Holdings common stock. See “Fiscal Year 2013 CEO Compensation” on page 36.

Long-Term Compensation

•

Time-Based Cash and Equity Compensation—Awards of time-based cash and equity are “at risk” and encourage executive officers to adopt longer term approaches to our business and, with respect to time-based equity compensation, provide alignment with our stockholders as value received will be consistent with return to our stockholders, with vesting schedules that generally range from two to four years.

•

Long-Term Performance-Based Programs—Our long-term incentive programs include performance-based programs that are designed to motivate our executive officers to focus on long-term company performance through awards generally based on three-year performance periods and reinforce accountability by linking executive compensation to aggressive performance goals. Sears Holdings believes that these programs are an important instrument in aligning the goals of the participating named executive officers with our company’s strategic direction and initiatives, which our company believes will result in increased returns to our stockholders.

•

Long-Term Time-Based Programs—Our long-term incentive programs include time-based programs that are designed to retain and motivate our executive officers. Sears Holdings believes that these programs also are an important instrument in motivating the participating named executive officers, which our company believes will result in increased returns to our stockholders.

When making individual compensation decisions for our named executive officers, the Compensation Committee takes many factors into account, including the individual’s performance and experience; the performance of the Company overall; retention risk; the responsibilities, impact and importance of the position within our company; the individual’s expected future contributions to our company; and the individual’s historical compensation. There is not a pre-established policy or target for the allocation between annual and long-term incentive compensation. Instead, the Compensation Committee takes a holistic approach to executive compensation and balances the compensation elements for each named executive officer individually.

How Elements Are Used to Achieve Our Compensation Objectives

In fiscal year 2013, the Compensation Committee sought to achieve the objectives of our compensation program through the grant of annual or long-term incentive awards, or both, to our named executive officers. The 2013 annual incentive awards offer participating named executive officers an opportunity for cash compensation (or, in the case of Mr. Lampert, cash or equity compensation) based upon SHC EBITDA (earnings before interest, taxes, depreciation and amortization) or a combination of SHC EBITDA and business unit operating profit (“BOP”) performance during the fiscal year, and, therefore, reward participating named executive officers for achieving short-term financial performance goals. The Compensation Committee granted long-term performance-based awards to certain of our named executive officers that become payable following the three-year performance cycle upon achievement of EBITDA or a combination of EBITDA and BOP targets during the three-year performance period. The Compensation Committee also granted long-term time-based awards to certain of our named executive officers that become payable following the three-year service period, provided that the participating named executive officer is actively employed by vesting date. The 2013 long-term incentive awards are designed to retain and motivate our participating named executive officers to focus on long-term financial performance of the Company.

The Compensation Committee also believes that the most fair and effective way to motivate the Company’s named executive officers to produce the best results for its stockholders is to increase the proportion of an executive officer’s total compensation that is performance-based or otherwise “at risk,” including equity compensation and time-based cash compensation, as the executive’s ability to affect those results increases. Additionally, the Compensation Committee believes that the value of incentive compensation should depend upon the performance of the Company and/or its business units in a given performance period or over the applicable vesting period.

Except for Mr. Lampert, the annual incentive plan (“AIP”) targets for the Company’s participating named executive officers in fiscal year 2013 were calculated based on a multiple of base salary, which ranged from 0.75 to 1.5. Mr. Lampert’s AIP target in fiscal year 2013 was $2,000,000. AIP opportunities for the participating named executive officers are generally established when the Compensation Committee approves a new annual incentive plan or at the time the Compensation Committee otherwise approves a compensation package for a newly hired or promoted participating named executive officer. The AIP opportunities are based upon the participating named executive officer’s relative level of responsibility and potential to affect the Company’s overall performance. The performance-based long-term awards and time-based long-term awards granted to the Company’s participating named executive officers under the long-term incentive programs in fiscal year 2013 also were calculated based on a multiple of base salary. The combined multiple, which ranged from 1.0 to 1.5, is based upon the participating named executive officer’s relative level of responsibility and potential to affect the Company’s overall performance. Due to the fact that the participating named executive officer’s base salary is determined, in part, on his or her past performance, an award that is based on a multiple of that base salary also reflects, in part, his or her past performance.

The Compensation Committee determines whether the applicable financial performance targets have been attained under our applicable annual and long-term performance-based incentive programs. The Compensation Committee has not exercised its discretion to adjust performance targets or payout amounts for any of our participating named executive officers. While the Compensation Committee historically has considered the requirements of Internal Revenue Code Section 162(m) (“Section 162(m)”), the Compensation Committee retains the ability to exercise both positive and negative discretion in relation to the annual and long-term performance-based incentive awards granted to our named executive officers. The impact of Section 162(m) on compensation awarded to our named executive officers is described in “Certain Tax Consequences” on page 36 of this proxy statement.

Fiscal Year 2013 Compensation Decisions

During fiscal year 2013, the Compensation Committee worked with our Chief Human Resources Officer, Dean Carter, and in selected cases, Chairman and Chief Executive Officer, Edward S. Lampert, in determining named executive officers’ total compensation. Management presented recommendations to the Compensation Committee regarding an executive officer’s total compensation for review and final approval. As appropriate, our Chairman generally played an advisory role to the Compensation Committee during this process. In addition, the Compensation Committee engaged Exequity LLP to provide advice with respect to all aspects of the Sears Holdings Corporation 2013 Stock Plan (the “2013 Stock Plan”), including, but not limited to, the performance measures, the total number of shares of stock to be reserved under the 2013 Stock Plan and the annual individual grant limits under the 2013 Stock Plan. The 2013 Stock Plan was approved by the Company’s Board of Directors and stockholders on March 28, 2013 and May 1, 2013, respectively. Exequity LLP has not provided any other services to the Company, our directors, our executive officers or the Compensation Committee, and it has been determined that no conflict of interest existed with respect to the engagement.

2013 Base Salaries

Base salaries are set to reflect a named executive officer’s performance and experience; the individual’s expected future contributions to our company; the responsibilities, impact and importance of the position within our company; internal pay equity; and competitive pay research. The timing and amount of base salary increases depend on the named executive officer’s past performance, promotion or other change in responsibilities, expected future contributions to our company and current market competitiveness; provided, however, that Mr. Lampert’s annual base salary of $1 does not reflect the foregoing factors.

Mr. Lampert received a salary of $1.00 for fiscal year 2013. The annual base salary of Mr. Balagna of $750,000 was set when he joined the Company in fiscal year 2013. The base salaries of Messrs. Schriesheim and Boire remained unchanged for fiscal year 2013 from what they had been in fiscal year 2012. In February 2013, the Compensation Committee approved an increase in the annual base salary of Mr. Jooma from $650,000 to $750,000 in recognition of his increased responsibilities and the impact and importance of his position with the Company.

2013 Annual Incentive Plan Opportunity

The AIP is a cash-based (or, in the case of Mr. Lampert, cash or equity-based) program that is intended to reward participants, including our named executive officers, for their contributions to the achievement of certain SHC EBITDA, business unit operating profit, or “BOP,” or other goals or a combination of these goals. The Compensation Committee approved 2013 performance measures under the AIP (together with the AIP, the “2013 AIP”). The primary financial performance goals under the 2013 AIP are based on (1) SHC EBITDA (earnings before interest, taxes, depreciation and amortization), (2) business unit or sub-business unit performance goals, or (3) a combination of these goals. All of the Company’s named executive officers participated in the 2013 AIP. The incentive opportunity for each of Messrs. Lampert, Schriesheim and Boire under the 2013 AIP was based solely on SHC EBITDA. The incentive opportunity for Mr. Balagna under the 2013 AIP was based on (1) the aggregate performance of the business unit performance goals of the operating business units of the Company (other than Sears Canada Inc.) (75% of target opportunity), and (2) the level of performance of SHC EBITDA (25% of target opportunity). The incentive opportunity for Mr. Jooma under the 2013 AIP was based on the performance of certain operating business units for which Mr. Jooma has responsibility (50%), and the level of performance of SHC EBITDA (50%). Any payouts under the 2013 AIP generally were designed to range from 20% of the target incentive award, at threshold level of performance, to 200% of the target incentive award, at maximum level of performance. The target award percentage (which is a percentage of base salary) under the 2013 AIP was 150% for each of Messrs. Schriesheim, Balagna and Boire and 75% for Mr. Jooma. Mr. Lampert’s target opportunity was $2,000,000.

SHC EBITDA under the 2013 AIP is defined as earnings of our company before interest, taxes, depreciation and amortization for the performance period computed as operating income on the statement of operations of the Company, excluding Sears Canada Inc., (the “domestic company”) for the applicable reporting period, adjusted for depreciation and amortization and gains/(losses) on the sales of assets. In addition, it is adjusted to exclude:

•	significant litigation or claim judgments or settlements (defined as matters which are $1 million or more) including the costs related thereto;

•	the effect of purchase accounting and changes in accounting methods;

•	gains, losses and costs associated with acquisitions, divestitures and store closings,;

•	impairment charges;

•	domestic pension expense;

•	costs related to restructuring activities; and

•	effect of any items classified as “extraordinary items” in the Company’s financial statements.

The EBITDA incentive target contemplates that the domestic company remains approximately the same size over the performance period. If after the beginning of the performance period, the domestic company divests itself of assets or an entity equal or greater than $100,000,000, the EBITDA target amount for the performance period will be decreased by actual EBITDA of such assets or entity for the portion of the last full fiscal year prior to the divestiture corresponding to the portion of the performance period (in which the divestiture occurs) remaining after the divestiture occurs.

We continue to use SHC EBITDA as a performance goal because it is a key metric used by management to measure business performance. We also believe that it accurately reflects our compensation philosophy of encouraging growth and creating increased stockholder value through the efficient use of corporate assets.

BOP under the 2013 AIP is defined as earnings before interest, taxes, and depreciation and other SHC EBITDA adjustments, if related to the business unit, which are excluded from the definition of EBITDA (as defined above) for each domestic business unit of the Company that is covered by the 2013 AIP, as reported in the Company’s domestic internal operating statements. We believe that BOP performance goals support our financial goals by reinforcing responsibility and accountability at the business unit level.

In establishing financial business goals for the fiscal year to be approved by the Compensation Committee, factors such as our prior fiscal year financial business results, our competitive situation, our evaluation of market trends, as well as the general state of the economy and our business all were considered. For fiscal year 2013, threshold and target performance goals were established for SHC EBITDA and the BOP components. The threshold level of performance under the 2013 AIP for Messrs. Lampert, Schriesheim and Boire, for whom the performance measure was 100% SHC EBITDA, and for Messrs. Balagna and Jooma, with respect to the 25% and 50%, respectively, of their award that was tied to SHC EBITDA, was approximately 50% of the SHC EBITDA target. The threshold level of performance for Mr. Balagna with respect to the 75% of his award that was tied to overall business operating units BOP goals were based on the BOP-specific threshold level set for each business unit comprising the overall operating business units (the average of which is 68%). The underlying BOP threshold levels of performance that applied to the 50% of Mr. Jooma’s award that was tied to the financial performance of the business units for which Mr. Jooma was responsible was approximately 70% of the targets. Threshold level performance for both the SHC EBITDA and BOP components of the 2013 AIP generate payouts at 20% of target incentive opportunity. The target level performance for SHC EBITDA and BOP components generate payouts of 100% of incentive opportunity. The maximum award payable to a named executive officer under the 2013 AIP was 200% of his target incentive award. 2013 AIP awards payable for performance above-target SHC EBITDA or above-target BOP were based on linear interpolation between achievement levels. In addition, all BOP-related payouts in excess of 100% of target were subject to the achievement of the SHC EBITDA threshold level performance. The amount of the annual cash incentive award ultimately received depended on the achievement of the applicable performance goals. The “Grants of Plan-Based Awards” table on page 41 shows the range of possible payments to each of our participating named executive officers under the 2013 AIP.

Mr. Balagna received an annual incentive payment under the 2013 AIP of $29,005. His payout was attributable to the portion of his award (75%) that was based on the aggregate AIP amount paid to associates whose payouts were directly attributable to the performance of one or more of the 65 operating business units goals (the “Operating Business Unit Group Goals”). The Operating Business Unit Group Goals were tied to the BOP or gross margin achieved at each of the 65 operating business units. The weighted average threshold level of performance under the Operating Business Unit Group Goals was 68% of target. The targets were challenging, as evidenced by the fact that only 13 of the 65 operating business units met their respective performance threshold. Mr. Balagna’s payout of $29,005 was based on the performance under the applicable Operating Business Unit Group Goal of each of these operating business units. His payout also was subject to proration based on his date of hire of May 20, 2013. These payouts represented approximately 4.8% of the pro-rated payout that Mr. Balagna would have been eligible to receive under the Operating Business Unit Group Goals if the applicable Operating Business Unit Group Goal of each of the 65 operating business units had achieved its respective target level of performance. Mr. Balagna is the only named executive officer who received a payout under the 2013 AIP.

Under Mr. Balagna’s offer letter with the Company dated April 26, 2013, he is eligible to receive a special incentive award equal to the greater of (1) the actual incentive payable to him under the 2013 AIP or (2) $600,000; reduced by any amount payable under the 2013 AIP. Because there will be a payout to Mr. Balagna of $29,005 under the 2013 AIP, the special cash bonus payable to Mr. Balagna will be $570,995. Payment of this award is contingent on Mr. Balagna being actively employed with the Company on the applicable payment date and was provided to induce him to join the Company, to compensate him for his other foregone compensation opportunities and in recognition of his expected future contributions to the Company.

The AIP also provides that the Company will seek reimbursement from executive officers if the Company’s financial statements or approved financial measures are subject to restatement due to error or misconduct, to the extent permitted by law.

Long-Term Incentive Opportunities

Long-term compensation opportunities for fiscal year 2013 consisted of performance-based awards under the Sears Holdings Corporation Long-Term Incentive Plan (“LTIP”) and time-based awards under the Sears Holdings Corporation Cash Long-Term Incentive Plan (the “Cash LTI”). In fiscal year 2013, the Compensation Committee approved 2013 performance goals, measures, definitions and other particulars under the LTIP (together with the LTIP, the “2013 LTIP”) and 2013 particulars under the Cash LTI (together with the Cash LTI, the “2013 Cash LTI”).

These opportunities also consist of awards under the 2012 Long-Term Incentive Program (the “2012 LTIP”), a cash program dependent upon the achievement of Company financial goals during fiscal years 2012 through 2014 that was designed to be performance-based, and the 2011 Long-Term Incentive Program (the “2011 LTIP”), a cash program dependent upon the achievement of Company financial goals during fiscal years 2011 through 2013 that also was designed to be performance-based.

In making compensation decisions, no formal weighting formula is used in determining award amounts under our long-term incentive programs. Instead, the Compensation Committee considers the participating named executive officer’s relative level of responsibility and potential to affect the Company’s overall performance when it awards long-term performance-based compensation.

Each of our long-term incentive programs that are performance-based contain a different EBITDA performance goal. SHC LTIP EBITDA is defined substantially the same for LTIP purposes as SHC EBITDA (as defined above) with respect to the 2013 AIP. We have historically used EBITDA as a performance measure for the reasons described under “2013 Annual Incentive Plan Opportunity” above.

The 2011 LTIP, the 2012 LTIP, the 2013 LTIP and the 2013 Cash LTI are described below.

2011 LTIP

The 2011 LTIP provides the opportunity for salaried employees who hold a position of divisional vice president or higher to receive a long-term incentive award equal to either a percentage of his or her base salary or a dollar amount subject to the attainment of performance goals for a three-year period (fiscal years 2011 to 2013). Awards under the 2011 LTIP represent the right to receive cash or, at the discretion of the Compensation Committee, shares of the Company’s common stock in lieu of cash or a combination of cash and shares of common stock of the Company upon the achievement of certain performance goals. The issuance of common stock under the 2011 LTIP is contingent on the availability of shares of stock under a stockholder approved plan of the Company providing for the issuance of shares in satisfaction of 2011 LTIP awards.

The only named executive officer who participated in the 2011 LTIP is Mr. Jooma.

The 2011 LTIP includes five different performance plans. The Compensation Committee has determined the level of financial performance for each performance plan, the performance plan to apply to each business, and which performance plan applies to each named executive officer. The 2011 performance plans under the LTIP that cover Mr. Jooma include an SHC LTIP EBITDA plan and BOP-based plans.

The 2011 LTIP provides that the Company will seek reimbursement of any payouts from executive officers if the Company’s financial statements or approved financial measures are subject to restatement due to error or misconduct, to the extent permitted by law.

In the event of a participant’s death or disability before the payment date for his or her award, a payment will be made with respect to that participant in an amount equal to his or her pro-rated target cash incentive opportunity, but only if (1) the applicable performance measure(s) for the period of the performance period through the month preceding the participant’s termination of employment is equal to or greater than the target for such measure(s), pro-rated through the date of termination, (2) applicable the performance measure(s) is equal to or greater than the target for the applicable performance measure(s) for the performance period and (3) the participant has been employed by us for at least 12 months of the performance period. In the event of voluntary termination or termination with cause (as defined in the 2011 LTIP) before the payment date for his or her award, the participant will forfeit all of his or her LTIP award. Except as noted above, to be eligible to receive payment of an award, a participant must be actively employed as of the payment date following completion of the performance period.

For Mr. Jooma, achievement of the SHC LTIP EBITDA performance goal accounts for 50% of his 2011 LTIP opportunity and achievement of his BOP-based performance goal accounts for 50% of his 2011 opportunity. Threshold, target and maximum goals were established for all performance measures under the 2011 LTIP.

The threshold level of performance for the SHC LTIP EBITDA plan and the SHC LTIP EBITDA portion of the SHC LTIP EBITDA-BOP plan is 70% of target SHC LTIP EBITDA in any year of the three-year performance period. The threshold level of performance for the BOP portions of the SHC LTIP EBITDA-BOP plan is 70% of the three-year cumulative BOP targets for the performance period. For both plans, a threshold level of performance will generate a payout at 25% of the 2011 LTIP target opportunity and a target level of performance will generate a payout at 100% of the 2011 LTIP target opportunity. For both plans, for a performance level from threshold to 83% of the applicable target, the named executive officer will receive a 1.2% increase in his award for every 1% of additional performance above threshold. For a performance level from 83% of the applicable target to such target, the named executive officer will receive a 3.5% increase in his award for every 1% of additional performance. If the applicable target performance level is exceeded, for each 1% it exceeds the target, the named executive officer will receive a 2% increase in his award. Awards payable under either the SHC LTIP EBITDA plan or SHC LTIP EBITDA-BOP plan for performance above applicable targets will be subject to an earnings-to-incentive ratio such that for every $7 in earnings above the target amount, a minimum of $6 in earnings is retained by the Company for every $1 in incentive paid to participants. The maximum award payable to a participating named executive officer under the 2011 LTIP is 200% of his target incentive award.

Mr. Jooma is eligible to receive payment under the 2011 LTIP of $35,779. Mr. Jooma’s payout was attributable to that portion of his award that was based on the BOP performance of the Financial Services business unit, which was one of the operating business units for which Mr. Jooma had direct responsibility (18.7% of his target opportunity). The target and actual results for the BOP performance goal applicable to the Financial Services business unit was $2,118,778,000 and $1,725,811,000, respectively. Note that the remaining 81.3% of Mr. Jooma’s 2011 LTIP target opportunity was tied to the performance of SHC EBITDA and the BOP performance of another business unit, neither of which resulted in a payout. The threshold level for each of these performance goals was approximately 70% of the target. Mr. Jooma is the only named executive officer who received a payout under the 2011 LTIP.

2012 LTIP

The 2012 LTIP provides the opportunity for salaried employees who hold a position of divisional vice president or higher to receive a long-term incentive award equal to either a percentage of his or her base salary or a dollar amount subject to the attainment of performance goals for a three-year period (fiscal years 2012 through 2014). Awards under the 2012 LTIP represent the right to receive cash or, at the discretion of the Compensation Committee, shares of the Company’s common stock in lieu of cash, or a combination of cash and shares of the Company’s common stock upon the achievement of certain performance goals. The issuance of common stock under the 2012 LTIP is contingent on the availability of shares of stock under a stockholder approved plan of the Company providing for the issuance of shares in satisfaction of 2012 LTIP awards.

The only named executive officer who participates in the 2012 LTIP is Mr. Jooma.

The 2012 LTIP contains two different performance measures: SHC LTIP EBITDA and a BOP-based measure calculated for each business unit. Opportunities for participants under the 2012 LTIP consist of either 100% SHC LTIP EBITDA or a combination of SHC LTIP EBITDA and BOP-based measures for one or more business units. The Compensation Committee has determined the level of financial performance for each performance measure, the performance measure or measures to apply to each business, and which performance measure or measures applies to each participating named executive officer.

The 2012 LTIP also provides that the Company will seek reimbursement from executive officers if the Company’s financial statements or approved financial measures are subject to restatement due to error or misconduct, to the extent permitted by law.

In the event of a participant’s death or disability before the payment date for his or her award, a payment will be made with respect to that participant in an amount equal to his or her pro-rated target cash incentive opportunity, but only if (1) the applicable performance measure(s) for the period of the performance period through the month preceding the participant’s termination of employment is equal to or greater than the target for such measure(s), pro-rated through the date of termination, (2) the applicable performance measure(s) is equal to or greater than the target for the applicable performance measure(s) for the performance period and (3) the participant has been employed by us for at least 12 months of the performance period. In the event of voluntary termination or termination with cause (as defined in the 2012 LTIP) before the payment date for his or her award, the participant will forfeit all of his or her LTIP award. Except as noted above, to be eligible to receive payment of an award, a participant must be actively employed as of the payment date following completion of the performance period.

For Mr. Jooma, achievement of the SHC LTIP EBITDA performance goal accounts for 25% of his 2012 LTIP opportunity (“LTIP EBITDA plan”) and achievement of each of two BOP-based performance goals accounts for 37.5% each of his 2012 opportunity.

The threshold level of performance for the SHC LTIP EBITDA measure is approximately 80% of SHC LTIP EBITDA target in any year of the three-year performance period. A threshold level of performance will generate a payout at 25% of the 2012 LTIP target opportunity and a target level of performance will generate a payout at 100% of the 2012 LTIP target opportunity. With respect to BOP threshold levels of performance, the payout, if any, under the 2012 LTIP will be reduced by 25% for each year in the three-year period that the BOP goal achieved was not 90% or more of that BOP’s AIP target. In addition, payouts based on achievement of BOP goals will be limited to 100% of target levels of performance unless SHC LTIP EBITDA meets or exceeds the threshold level of payment under the 2012 LTIP. The maximum LTIP incentive opportunity under the 2012 LTIP is 200% of the participant’s target award amount (which is reached at 150% of target performance). The target award percentage under the 2012 LTIP for Mr. Jooma is 100%.

The Compensation Committee believes that at the time the performance goals for the 2012 LTIP were set, achievement of those levels of performance would require a high level of performance that would be difficult to attain. Our ability to achieve the SHC LTIP EBITDA performance target is dependent upon a number of factors. Given our recent operating performance and current retail market conditions, achievement of the SHC LTIP EBITDA performance goal in the performance period will require significant improvements in operating results by the Company, and payments based on achievement of the SHC LTIP EBITDA performance goal is uncertain. Payments under the 2012 LTIP to Mr. Jooma are based on achievement of relevant business unit goals, which will also require significant improvement in operating results by the relevant business units. We cannot estimate the payout, if any, at this time.

2013 Long-Term Incentive Structure: 2013 LTIP and 2013 Cash LTI

For 2013, the LTIP continues to be intended as a performance-based incentive program and the addition of the Cash LTI is intended to provide a time-based incentive program. The named executive officers who participate in the 2013 LTIP and the 2013 Cash LTI are Messrs. Balagna and Jooma. For Messrs. Balagna and Jooma, their 2013 long-term incentive opportunity of 150% and 100% of base salary, respectively, are based 75% under the 2013 LTIP and 25% under the 2013 Cash LTI.

2013 LTIP

The 2013 LTIP provides the opportunity for salaried employees who hold a position of divisional vice president or higher to receive a long-term incentive award equal to a percentage of his or her base salary or a dollar amount subject to the attainment of performance goals for a three-year period (2013 through 2015). Awards under the 2013 LTIP represent the right to receive cash or, at the discretion of the Compensation Committee, shares of our common stock in lieu of cash or a combination of cash and shares upon the achievement of certain performance goals. The issuance of common stock under the 2013 LTIP is contingent on the availability of shares of stock under a stockholder approved plan of the Company providing for the issuance of shares in satisfaction of awards granted under the Long-Term Incentive Program document.

The 2013 LTIP contains two different performance measures: SHC LTIP EBITDA and a BOP-based measure calculated for each business unit. Opportunities for participants under the 2013 LTIP consist of either 100% SHC LTIP EBITDA or a combination of SHC LTIP EBITDA and BOP-based measures for one or more business units. The Compensation Committee determined the level of financial performance for each performance measure, the performance measure or measures to apply to each business, and which performance measure or measures applies to each participating senior officer. Threshold, target and maximum goals have been established for all performance measures under the 2013 LTIP.

The 2013 LTIP also provides that the Company will seek reimbursement from executive officers if the Company’s financial statements or approved financial measures are subject to restatement due to error or misconduct, to the extent permitted by law.

In the event of a participant’s death or disability before the payment date for his or her award, a payment will be made with respect to that participant in an amount equal to his or her pro-rated target cash incentive opportunity, but only if (1) the applicable performance measure(s) for the period of the performance period through the month preceding the participant’s termination of employment is equal to or greater than the target for such measure(s), pro-rated through the date of termination, (2) the applicable performance measure(s) is equal to or greater than the target for the applicable performance measure(s) for the performance period and (3) the participant has been employed by us for at least 12 months of the performance period. In the event of voluntary termination or termination with cause (as defined in the 2013 LTIP) before the payment date for his or her award, the participant will forfeit all of his or her LTIP award. Except as noted above, to be eligible to receive payment of an award, a participant must be actively employed as of the payment date following completion of the performance period.

For Mr. Balagna, achievement of the SHC LTIP EBITDA performance goal accounts for 100% of his 2013 LTIP award. For Mr. Jooma, achievement of the SHC LTIP EBITDA performance goal accounts for 25% of his 2013 LTIP award, and two business unit performance goals each account for 37.5% of his 2013 LTIP award.

Under the 2013 LTIP, the threshold level of performance for the LTIP EBITDA measure is 70% of the cumulative three-year LTIP EBITDA target during the performance period. A threshold level of performance will generate a payout at 25% of the 2013 LTIP target opportunity and a target level of performance will generate a payout at 100% of the 2013 LTIP target opportunity. The maximum incentive opportunity under the 2013 LTIP is 200% of the participant’s target award amount.

The Company will pay awards earned under the 2013 LTIP to participants no later than the date that is the 15th day of the third month following 2015, provided that the participant is actively employed by the Company on the payment date (unless otherwise prohibited by law).

The Compensation Committee believes that at the time the performance goals for the 2013 LTIP were set, achievement of those levels of performance would require a high level of performance that would be difficult to attain.

2013 Cash LTI

The second component of the 2013 long-term incentive structure is the 2013 Cash LTI. Awards under the 2013 Cash LTI are designed to constitute a percentage of a participant’s overall long-term incentive opportunity.

The 2013 Cash LTI provides the opportunity for participants to receive a long-term incentive payout, provided that the participant is actively employed by the Company on the vesting date, which is the April 1st following the end of a service period. Awards under the 2013 Cash LTI represent the right to receive cash as soon as administratively feasible after the vesting date but in no case later than the date that is the 15th day of the third month following the last day of the relevant service period. The service period for the 2013 Cash LTI is 2013 through 2015. In 2013, Messrs. Balagna and Jooma received awards of $253,941 and $187,500, respectively, under the 2013 Cash LTI. Payment of such amounts is contingent upon their remaining actively employed by the Company through April 1, 2016.

In the event of a participant’s death or disability before the payment date for his or her award, a payment will be made with respect to that participant in an amount equal to his or her pro-rated cash incentive opportunity, but only if the participant has been employed by us for at least 12 months of the service period. In the event of voluntary termination or involuntary termination (for any reason other than death) before the vesting date for his or her award, the participant will forfeit all of his or her Cash LTI award.

Other Long-Term Compensation Opportunities

Mr. Schriesheim’s offer letter provides for a long-term compensation opportunity of grants of restricted stock on each of the first and second anniversaries of his date of hire by the Company. On August 16, 2013, Mr. Schriesheim was granted 12,142 shares of restricted stock, which had a value of approximately $500,000 based on the market closing price of the Company’s common stock on the grant date and which will vest in full on August 16, 2015, provided he is actively employed on this date. Mr. Schriesheim received this long-term restricted stock award to induce him to join the Company, to compensate him for other foregone compensation opportunities and in recognition of his expected future contributions to the Company.

Mr. Balagna’s offer letter provides for a long-term cash award in the amount of $1,200,000, which vests in parts with $200,000 of the award vesting on the first anniversary of his start date and $500,000 vesting on the second and third anniversaries of the start date, provided he is actively employed on the applicable vesting date.

Mr. Boire’s offer letter provides for a special sign-on bonus of $600,000 divided into three separate tranches of $200,000 each, payable in cash. The first $200,000 was paid to Mr. Boire in four equal installments within fiscal year 2012. The second $200,000 was paid to Mr. Boire in four equal installments, with the first $50,000 paid to Mr. Boire in fiscal year 2012 on the first anniversary of his January 8, 2012 start date and the remaining three installments paid in equal installments beginning on the first payroll period of each subsequent calendar quarter, and vested in equal monthly installments beginning as of the second anniversary of his start date. The third tranche will be paid in four equal quarterly installments beginning on the third anniversary of the start date. Each tranche vests in equal monthly installments. The third tranche vests in equal monthly increments over the 12 month period beginning as of his second anniversary of employment, but if he had voluntarily terminated his employment or if his employment had been terminated by the Company for cause within 12 months of his first anniversary, he would have been required to repay the unvested amount of the paid portion of the third tranche. Mr. Boire received this sign-on bonus to induce him to join the Company, to compensate him for other foregone compensation opportunities and in recognition of his expected future contributions to the Company.

On February 4, 2013, Mr. Jooma was granted a long-term incentive cash award in the amount of $1,250,000, which will vest in parts with $350,000 of the award vesting on the first anniversary of the grant date and $450,000 vesting on the second and third anniversaries of the grant date, provided he is actively employed on the applicable vesting date. This long-term incentive cash award was granted to motivate and retain Mr. Jooma and in recognition of his expected future contributions to the Company.

Time-Based Cash and Equity Compensation

Time-based cash and equity (i.e., equity that vests with the passage of time) compensation is granted from time to time to assist Sears Holdings to:

•	attract and retain top executive talent; and

•	with respect to equity, link executive and company long-term financial interests of our company, including the growth in value of our company’s equity and enhancement of long-term stockholder return.

Time-based cash and equity compensation is intended to complement base salary, annual incentive awards and long-term incentive awards.

Time-based equity compensation is currently awarded in the form of restricted stock, and the Company also expects to award restricted share units beginning in fiscal year 2014. Generally, our practice is to determine the dollar amount of equity compensation and then grant a number of shares of restricted stock having a fair market value equal to that dollar amount on the date of grant. We determine the fair market value based upon the closing price of our stock on the grant date. Individual grant amounts are generally based on factors such as relative job scope, expected future contributions to our company and internal pay equity. Additionally, restricted stock grants are an effective means of offsetting equity awards that executives may lose when they leave a former company to join Sears Holdings.

In fiscal year 2013, Messrs. Lampert, Schriesheim and Balagna received awards of restricted stock. Mr. Balagna received a restricted stock award to induce him to join the Company, to compensate him for other forgone compensation opportunities and in recognition of their expected future contributions to the Company. Pursuant to the terms of his offer letter dated April 26, 2013, Mr. Balagna was awarded 33,282 shares of restricted stock on June 12, 2013, which award vests in three equal installments on the first, second and third anniversary of the grant. Pursuant to the terms of his offer letter dated August 15, 2011, Mr. Schriesheim received an award of 12,142 shares of restricted stock on August 16, 2013, which award vests in full on the second anniversary of the grant date. For a discussion of grants of restricted stock made to Mr. Lampert in fiscal year 2013, see “Fiscal Year 2013 CEO Compensation” on page 36.

The 2013 Stock Plan contains provisions that would allow the Company to grant stock options; however, it is not currently anticipated that stock options will be a key pay component for the Company.

In connection with the pro-rata distribution of the Company’s interest in Orchard Supply Hardware Stores Corporation, each person, including named executive officers, who held outstanding shares of unvested restricted stock of the Company as of December 16, 2011, the record date for the spin-off, was granted a cash award in lieu of shares of Orchard common and preferred stock distributed in the Spin-Off in respect of such unvested restricted stock. The cash rights were granted in lieu of Orchard shares to preserve the benefit of the unvested restricted stock award with respect to the distribution (the “Orchard Make-Whole Awards”). The Orchard Make-Whole Awards are payable on the applicable vesting dates for such unvested restricted stock. The amounts of the Orchard Make-Whole Awards were calculated based on the volume-weighted average price per share of the Orchard common and preferred stock over the 10-trading day period beginning January 3, 2012. The Orchard Make-Whole Awards granted to Messrs. Schriesheim and Jooma total $71,139 and $10,704, respectively. The amounts that vested during fiscal year 2013 for Messrs. Schriesheim and Jooma were $23,713 and $3,369, respectively.

In connection with the pro-rata distribution of transferable subscription rights (“Rights”) to purchase shares of common stock of Sears Hometown and Outlet Stores, Inc., each person, including named executive officers, who held outstanding shares of unvested restricted stock of the Company as of September 7, 2012, the record date for the distribution, was granted a cash award in lieu of Rights distributed in respect of such unvested restricted stock. The cash awards were granted in lieu of Rights to preserve the benefit of the unvested restricted stock award with respect to the distribution (the “Sears Hometown Make Whole Awards”). The Sears Hometown Make Whole Awards will be payable on the applicable vesting dates for such unvested restricted stock. The amounts of the Sears Hometown Make Whole Awards were calculated based on the volume-weighted average price per right of the Rights over the 10-trading day period beginning September 11, 2012. The Sears Hometown Make Whole Awards granted to Messrs. Boire, Schriesheim, and Jooma total $157,515, $124,645, and $24,201, respectively. The amounts that vested during fiscal year 2013 for Messrs. Schriesheim, Boire and Jooma were $53,614, $52,505 and $7,615, respectively.

In connection with the pro-rata distribution of common shares (“Sears Canada Shares”) of Sears Canada Inc., each person, including named executive officers, who held outstanding shares of unvested restricted stock of the Company as of November 1, 2012, the record date for the distribution, was granted a cash award in lieu of Sears Canada Shares distributed in respect of such unvested restricted stock. The cash awards were granted in lieu of Sears Canada Shares to preserve the benefit of the unvested restricted stock award with respect to the distribution (the “Sears Canada Make-Whole Awards”). The Sears Canada Make-Whole Awards will be payable on the applicable vesting date for such unvested restricted stock. The amounts of the Sears Canada Make-Whole Awards were calculated based on the volume-weighted average price per share of the Sears Canada Shares over the 10-trading day period beginning November 13, 2012. The Sears Canada Make-Whole Awards granted to Messrs. Boire, Schriesheim, and Jooma total $364,130, $288,143, and $38,340, respectively. The amounts that vested during fiscal year 2013 for Messrs. Schriesheim, Boire and Jooma were $123,940, $121,377 and $17,609, respectively.

Other Compensation Elements

Discretionary Bonuses

We have paid, and may in the future pay, sign-on, first year guaranteed and other bonuses where determined necessary or appropriate to attract top executive talent from other companies and motivate or retain key executives or both. Executives we recruit often have unrealized value in the form of unvested equity and other forgone compensation opportunities. Sign-on bonuses are an effective means of offsetting compensation opportunities executives may lose when they leave a former company to join Sears Holdings. In fiscal year 2013, none of our named executive officers received discretionary bonuses. For a discussion of bonuses granted prior to fiscal year 2013 that had scheduled payouts in fiscal year 2013, see “Other Long-Term Compensation Opportunities” on page 32.

Under the terms of his offer letter, Mr. Balagna received a one-time sign-on bonus of $842,500, paid in cash. If Mr. Balagna voluntarily terminates his employment with the Company or is terminated for cause within 24 months of his start date with the Company, he will be required to repay the full amount of the sign-on bonus plus taxes withheld within 30 days of the last day worked. Mr. Balagna received this sign-on bonus to induce him to join the Company, to compensate him for other foregone compensation opportunities and in recognition of his expected future contributions to the Company.

Perquisites and Other Benefits

The Company provides its named executive officers with perquisites and other personal benefits that the Compensation Committee deems reasonable and consistent with our overall compensation program.

In fiscal year 2013, the Company provided to Mr. Boire commuter benefits that will cease if he relocates to the greater Chicago metropolitan area. These benefits consisted of weekly round trip transportation by commercial aircraft (business class) between the greater New York metropolitan area and the greater Chicago metropolitan area, a housing allowance for housing in the Hoffman Estates, Illinois area, ground transportation between his primary residence in the greater metropolitan New York area and the airport in the New York area when travelling to the Company’s corporate headquarters in Hoffman Estates, Illinois, as well as ground transportation to and from Chicago area airports when commuting to his primary residence in New York. In fiscal year 2013, the Company provided Mr. Boire with a tax gross-up of 35% of any imputed income arising out of such commuter benefits.

In fiscal year 2013, the Company provided to Mr. Balagna commuter benefits during the first six months of his employment. These benefits consisted of ground transportation between his home in Minnesota and the local airport and also to and from Chicago area airports and the Company’s offices in Hoffman Estates, Illinois and a temporary housing allowance while living in the Hoffman Estates area. In fiscal year 2013, the Company provided Mr. Balagna with a tax gross-up of 35% of any imputed income arising out of such commuter benefits.

Retirement Plans

We provide 401(k) savings plans to allow participants to contribute towards retirement on a pre-tax (including catch-up contributions) and after-tax basis. The U.S. 401(k) savings plan allows pre-tax contributions of up to 50% of eligible compensation (or the limit determined by the Internal Revenue Service) and after-tax contributions of up to 25% of eligible compensation, provided however that in the aggregate these contributions do not exceed 50% of eligible compensation. Notwithstanding the foregoing, effective January 31, 2009, additional contribution restrictions were imposed on plan participants who were highly compensated employees as defined by the Internal Revenue Code. Each named executive officer is subject to these additional contribution restrictions. In addition, the Company has suspended its matching contributions to the 401(k) savings plans.

Severance Benefits

Each of our named executive officers has entered into a severance agreement with the Company. The severance agreements contain non-disclosure, non-solicitation and non-competition restrictions. Additionally, the severance payments provide individuals a window of time to locate a new position in the marketplace. While the following description of the terms and conditions applies generally to our severance agreements with our named executive officers, severance agreements with certain of our executive officers contain different or additional terms and conditions that served as additional inducements for those named executive officers to join the Company and are more fully described under “Payments Pursuant to Severance Agreements” starting on page 43. Under the agreement, severance is provided for involuntary termination by the Company without cause (as defined in the agreement) or termination by the executive officer for “good reason” (as defined in the agreement). Named executive officers, except Mr. Lampert and except as described under the heading “Payments Pursuant to Severance Agreements,” will receive severance payments equal to one year of annual base salary, subject to mitigation for salary or wages earned from another employer, including self-employment depending on the form of agreement.

If a named executive officer becomes entitled to benefits under the severance agreement, the named executive officer will be entitled to other company benefits such as continued participation in Sears Holdings medical and dental plans during the salary continuation period. Except as described below under the heading “Payments Pursuant to Severance Agreements—Other Severance Benefits,” the forms of executive severance agreements do not have specific change-in-control or similar provisions that would give rise to or impact the payment of severance benefits to the executive officers.

Awards under an annual or a long-term incentive program are payable in the event of a termination of employment as a result of death or disability during a performance period if certain conditions are met, as described under the applicable long-term incentive program. Please see “2013 Annual Incentive Plan Opportunity” on page 25, “Long-Term Incentive Opportunities” on page 27 and “Potential Payments Upon Termination of Employment” on page 43 for additional information.

Except as described under the heading “Payments Pursuant to Severance Agreements—Other Severance Benefits,” a named executive officer’s unvested restricted stock award under the 2006 Stock Plan and the 2013 Stock Plan will be forfeited upon termination of employment. In the event of a named executive officer’s death, disability, retirement or involuntary termination, at the discretion of the Compensation Committee, such officer’s restricted stock awards may be accelerated.

Executive Compensation Recovery Provisions

Sears Holdings annual and long-term incentive programs adopted in 2013 contained executive compensation recovery provisions. The relevant provisions provide that the Company will seek reimbursement from participating executives if our financial statements or approved financial measures are subject to restatement due to error or misconduct.

Fiscal Year 2013 CEO Compensation

On March 18, 2013, the Compensation Committee and the Board, with Edward S. Lampert recusing himself, approved the terms of an offer letter with Mr. Lampert under which he serves as the Company’s Chief Executive Officer. Under the offer letter, Mr. Lampert is paid an annual base salary of $1, effective as of February 1, 2013, the date on which Mr. Lampert began to serve as our Chief Executive Officer. In addition, during each of the first three years of Mr. Lampert’s service as our Chief Executive Officer, Mr. Lampert will (1) participate in the Company’s Annual Incentive Plan, with a target incentive opportunity of $2,000,000 (based in fiscal year 2013 solely on the achievement of the SHC EBITDA goal), payouts under which (if any) may be paid, at Mr. Lampert’s election, in cash or in common stock of the Company, and (2) receive stock with value of $4,500,000 per annum, payable in monthly installments subject to his continued service as Chief Executive Officer. The number of shares issued to Mr. Lampert through January 31, 2014 was based on the value of the Company’s common stock on March 18, 2013. The number of shares to be issued to Mr. Lampert pursuant to his annual equity award through January 31, 2015, 123,728, was calculated by dividing $4,500,000 by the value of the Company’s common stock on January 31, 2014 of $36.37 per share, payable in monthly installments and subject to his continued service as Chief Executive Officer. The number of shares to be issued to Mr. Lampert from February 1, 2015 through January 31, 2016 will be calculated by dividing $4,500,000 by the value of the Company’s common stock on February 1, 2015, payable in monthly installments and subject to his continued service as Chief Executive Officer. To the extent there is not a sufficient number of shares available under the Company’s equity plans to make any award contemplated under Mr. Lampert’s offer letter, Mr. Lampert will be entitled to receive compensation of substantially equivalent economic value in such form as the Company and Mr. Lampert agree upon. Mr. Lampert’s primary place of employment is located in the Miami, Florida metropolitan area. He is not eligible to participate in the Company’s long-term incentive programs. Mr. Lampert is not entitled to severance benefits if his employment with the Company is terminated for any reason, and has not entered into a severance agreement with the Company.

Certain Tax Consequences

In setting an executive officer’s compensation package, the Compensation Committee considers the requirements of Internal Revenue Code Section 162(m), which provides that compensation in excess of $1 million paid to certain executive officers is not deductible unless it is performance-based and paid under a program that meets certain other legal requirements. Neither base salary nor time-based cash or equity awards that vest based solely on continued service qualify as performance-based compensation under Section 162(m). Although a significant portion of each executive officer’s compensation is intended to satisfy the requirements for deductibility under Section 162(m), the Compensation Committee retains the ability to evaluate the performance of our executives and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law.

Compensation Committee Role in Executive Compensation Decisions

The Compensation Committee is appointed by the Board to fulfill the Board’s responsibilities relating to compensation of our senior officers. The Compensation Committee has overall responsibility for approving and evaluating all compensation plans, our policies and programs as they affect the Chief Executive Officer and the senior officers. The Compensation Committee is composed of independent members of the Board and consists of no fewer than two members.

The Compensation Committee has the sole authority to retain or terminate any compensation consultant to be used to assist it in the evaluation of Chief Executive Officer or senior officer compensation and has the sole authority to approve the consultant’s fees and the terms and conditions of the consultant’s retention. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. Please see “Fiscal Year 2013 Compensation Decisions” on page 25 for information concerning the Compensation Committee’s engagement of Exequity LLP to provide advice with respect to the 2013 Stock Plan during fiscal year 2013.

The Compensation Committee duties include:

•	evaluating the Chief Executive Officer’s performance in light of corporate goals and objectives;

•	determining the compensation of named executive officers, including base salaries and annual incentive opportunities;

•	determining cash-based and equity-based awards and opportunities for our named executive officers;

•

reviewing and approving employment agreements, severance arrangements, change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits affecting the Chief Executive Officer and other senior executives;

•	approving incentive compensation plans and programs;

•	serving as the administration committee of the company’s equity plans; and

•	approving any special or supplemental compensation and benefits for executive officers, including supplemental retirement benefits and the perquisites provided to them during and after employment.

The Compensation Committee also receives periodic reports on our compensation programs as they affect all associates.

During fiscal year 2013, pursuant to authority delegated by the Compensation Committee, the Company’s Stock Plan Committee was authorized to grant restricted stock awards to executives below the senior vice president level up to $150,000 per individual, and the Stock Plan Committee and the Senior Vice President and President, Talent and Human Capital Services, were authorized to approve increases in base salary and/or annual incentive target awards by up to 10% to officers at the level of senior vice president and above. In fiscal year 2013, the sole member of the Stock Plan Committee was Thomas J. Tisch, the Chairman of the Compensation Committee. No actions were taken pursuant to this delegation during fiscal year 2013 with respect to our named executive officers.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2013, the following directors (none of whom was or had been an officer or employee of the Company or any of its subsidiaries) served on the Company’s Compensation Committee: Paul G. DePodesta, Ann N. Reese, and Thomas J. Tisch. In addition, Emily Scott served on the Compensation Committee until the 2013 annual meeting. There were no interlocks during fiscal year 2013 with other companies within the meaning of the SEC’s proxy rules.

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to each person who served as our Chief Executive Officer or our Chief Financial Officer during fiscal year 2013 and to our three other most highly compensated executive officers for fiscal year 2013 who were executive officers at the end of the fiscal year (collectively, the “named executive officers”). The amounts shown for 2013 and 2011 are based upon fiscal years comprised of 52 weeks, whereas, amounts for fiscal year 2012 (comprised of 53 weeks) reflect the inclusion of an additional week of compensation.

Name and Principal Position	Year	Salary (a)	Bonus (b)	Stock Awards (c)	Non Equity Incentive Plan Compensation (d)	All Other Compensation (e)	Total
Edward S. Lampert	2013	$1	$—	$4,309,523	$—	$—	$4,309,524
Chief Executive Officer	2012	—	—	—	—	—	—

Robert A. Schriesheim	2013	796,970	—	500,008	—	201,267	1,498,244
Executive Vice President and Chief Financial Officer	2012 2011	815,385 366,154	600,000 894,710	499,985 3,999,982	— 2,490	23,713 —	1,939,083 5,263,336

Jeffrey A. Balagna	2013	526,042	1,413,495	1,500,020	29,005	122,266	3,590,827
Executive Vice President and Chief Information Officer

Ronald D. Boire	2013	796,970	200,000	—	—	311,917	1,308,887
Executive Vice President, Chief Merchandising Officer and President, Sears Full Line Stores and Kmart Formats	2012 2011	815,385 46,154	850,000 —	— 2,226,750	— —	317,704 10,207	1,983,089 2,283,111

Imran Jooma	2013	747,159	250,000	—	35,779	28,596	1,061,534
Executive Vice President, and President, Online, Marketing, Pricing and Financial Services	2012	662,500	250,000	—	167,593	10,984	1,091,077

(a)	The amount shown for Mr. Balagna reflects the number of days from his date of hire through the end of the fiscal year.

(b)	The amount for Mr. Balagna represents a $570,995 incentive award for fiscal year 2013 and a sign-on bonus of $842,500 pursuant to the terms of his offer letter. The amount for Mr. Boire represents four quarterly bonus payments of $50,000 each made pursuant to the terms of his offer letter. The amount for Mr. Jooma represents a portion of a cash retention award granted in fiscal year 2010 that vested and was paid during fiscal year 2013.

(c)	Amounts shown in this column represent the full grant date fair value of the restricted stock awards granted under the Company’s 2006 Stock Plan for Messrs. Schriesheim and Balagna and the Company’s 2006 Stock Plan and 2013 Stock Plan for Mr. Lampert. The full grant date fair value is the amount that the Company would expense in its financial statements over the award’s applicable vesting period. Restricted stock is common stock that cannot be sold or otherwise transferred by the named executive officer until such restrictions lapse; each monthly installment of shares issued to Mr. Lampert was fully vested on the grant date.

The total number of shares issued to Mr. Lampert during fiscal year 2013, 86,372 shares, was calculated by dividing $4,500,000 by $52.10, the closing price of our common stock on March 18, 2013, rounded to the nearest whole share. These shares were issued to Mr. Lampert as follows:

Grant Date	No. of Shares	Grant Date Fair Value Per Share	Total Grant Date Fair Value
March 29, 2013	14,395	$49.97	$719,318
April 30, 2013	7,198	51.34	369,545
May 31, 2013	7,197	48.83	351,430
June 28, 2013	7,198	42.08	302,892
July 31, 2013	7,198	45.80	329,668
August 30, 2013	7,197	44.24	318,395
September 30, 2013	7,198	59.49	428,209
October 31, 2013	7,198	58.08	418,060
November 29, 2013	7,197	63.53	457,225
December 31, 2013	7,198	49.04	352,990
January 31, 2014	7,198	36.37	261,791

			$4,309,523

Each monthly installment of shares issued to Mr. Lampert was fully vested on the grant date. No shares were withheld by the Company to satisfy tax obligations associated with the issuance and vesting of these shares. Mr. Lampert satisfied such tax obligations through cash payments to the Company.

Under the terms of his offer letter dated August 15, 2011, on August 16, 2013, Mr. Schriesheim received a restricted stock grant in the amount of $500,000. The number of shares granted, 12,142, was determined by dividing the grant amount, $500,000, by $41.18, the closing price of our common stock on August 16, 2013, rounded to the nearest whole share. These shares vest in full on August 16, 2015, provided that he is an active employee of the Company on the vesting date.

Under the terms of his offer letter dated April 26, 2013, on June 12, 2013, Mr. Balagna received a restricted stock grant in the amount of $1,500,000. The number of shares granted, 33,282, was determined by dividing the grant amount, $1,500,000, by $45.07, the closing price of our common stock on June 12, 2013, rounded to the nearest whole share. These restricted shares will vest in three equal installments on June 12, 2014, June 12, 2015, and June 12, 2016, provided Mr. Balagna remains employed by the Company on the applicable vesting date.

(d)	For Mr. Balagna, the amount shown was earned under the 2013 AIP prorated based upon his date of hire of May 20, 2013. For Mr. Jooma, the amount shown was earned under the 2011 LTIP.

(e)	For Mr. Schriesheim, the amount in fiscal year 2013 consists of (1) $23,713 representing the amount vested and paid in fiscal year 2013 under his Orchard Make-Whole Award, which he received in respect of his previously-awarded unvested restricted stock in lieu of shares of Orchard distributed to the Company’s stockholders, (2) $53,614 representing the amount vested and paid in fiscal year 2013 under his Sears Hometown Make-Whole Award, which he received in respect of previously-awarded unvested restricted stock in lieu of Rights to purchase shares of Sears Hometown distributed to the Company’s stockholders and (3) $123,940 representing the amount vested and paid in fiscal year 2013 under his Sears Canada Make-Whole Award, which he received in respect of previously-awarded unvested restricted stock in lieu of Rights to purchase shares of Sears Canada distributed to the Company’s stockholders.

For Mr. Balagna, the amount in fiscal year 2013 includes (1) $94,251 in company-paid relocation expenses, including $44,251 in related tax gross-up payments, (2) $25,868 in company-provided housing expenses, including $6,706 in related tax gross-up payments, and (3) $2,147 in company-paid commuter expenses, including $557 in related tax gross-up payments, for ground transportation between his primary residence and the airport in the greater metropolitan Minneapolis area when commuting to Company headquarters in Hoffman Estates, Illinois and between Company headquarters and the airport in the greater metropolitan Chicago area when commuting to his primary residence.

For Mr. Boire, the amount in fiscal year 2013 includes $45,932 attributable to the aggregate incremental cost to the Company of weekly round-trip fare for commercial air travel (business class) between Mr. Boire’s primary residence in the greater metropolitan New York area and the greater metropolitan Chicago area, $19,736 attributable to the aggregate incremental cost to the Company of ground transportation between his primary residence and the airport in the greater metropolitan New York area when commuting to Company headquarters in Hoffman Estates, Illinois and between Company headquarters and the airport in the greater metropolitan Chicago area when commuting to his primary residence, and $36,000 attributable to the incremental cost to the Company for housing in the Hoffman Estates, Illinois area. The Company provided Mr. Boire with a tax gross-up of $35,787 on imputed income arising out of the foregoing commuter benefits for fiscal year 2013. The amount also includes the cost of Mr. Boire’s meals while commuting. The amount also includes (1) $52,505 representing the amount vested and paid in fiscal year 2013 under Mr. Boire’s Sears Hometown Make-Whole Award, which he received in respect of previously-awarded unvested restricted stock in lieu of

Rights to purchase shares of Sears Hometown distributed to the Company’s stockholders, and (2) $121,377 representing the amount vested and paid in fiscal year 2013 under Mr. Boire’s Sears Canada Make-Whole Award, which he received in respect of previously-awarded unvested restricted stock in lieu of shares of Sears Canada distributed to the Company’s stockholders.

For Mr. Jooma, the amount in fiscal year 2013 consists of (1) $3,369 representing the amount vested and paid in fiscal year 2013 under his Orchard Make-Whole Award, which he received in respect of his previously-awarded unvested restricted stock in lieu of shares of Orchard distributed to the Company’s stockholders, (2) $7,617 representing the amount vested and paid in fiscal year 2013 under his Sears Hometown Make-Whole Award, which he received in respect of previously-awarded unvested restricted stock in lieu of Rights to purchase shares of Sears Hometown distributed to the Company’s stockholders and (3) $17,609 representing the amount vested and paid in fiscal year 2013 under his Sears Canada Make-Whole Award, which he received in respect of previously-awarded unvested restricted stock in lieu of Rights to purchase shares of Sears Canada distributed to the Company’s stockholders.

The aggregate incremental cost to the Company of perquisites provided to the named executive officers in fiscal year 2013 was the actual amount paid to the service provider for such perquisite.

Unless otherwise specifically noted, the Company does not provide a tax gross-up on income imputed for perquisites.

The amounts in this column do not include the discount on Sears Holdings merchandise and services that is extended to all Sears Holdings associates and directors.

Grants of Plan-Based Awards

The compensation plans under which the grants in the following table were made are generally described under the heading “Compensation Discussion and Analysis” beginning on page 21 of this proxy statement.

Name	Plan(a)	Grant Date for Equity-Based Awards	Compensation Committee Action Date for Equity- Based Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(b)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards (c)
				Threshold	Target	Maximum
Edward S. Lampert	2013 AIP		—	$400,000	$2,000,000	$4,000,000	—	$—
	2006 Stock Plan	March 29, 2013	March 18, 2013	—	—	—	14,395	719,318
	2006 Stock Plan	April 30, 2013	March 18, 2013	—	—	—	7,198	369,545
	2006 Stock Plan	May, 31, 2013	March 18, 2013	—	—	—	7,197	351,430
	2006 Stock Plan	June 28, 2013	March 18, 2013	—	—	—	7,198	302,892
	2006 Stock Plan	July 31, 2013	March 18, 2013	—	—	—	7,198	329,668
	2006 Stock Plan	August 30, 2013	March 18, 2013	—	—	—	7,197	318,395
	2006 Stock Plan	September 30, 2013	March 18, 2013	—	—	—	7,198	428,209
	2006 Stock Plan	October 31, 2013	March 18, 2013	—	—	—	7,198	418,060
	2006 Stock Plan	November 29, 2013	March 18, 2013	—	—	—	7,197	457,225
	2006 Stock Plan	December 31, 2013	March 18, 2013	—	—	—	7,198	352,990
	2013 Stock Plan	January 31, 2014	March 18, 2013	—	—	—	7,198	261,791

Robert A. Schriesheim	2013 AIP			240,000	1,200,000	2,400,000	—	—
	2006 Stock Plan	August 16, 2013	August 15, 2011				12,142	500,008

Jeffrey A. Balagna	2013 AIP	—	—	25	797,400	1,594,800	—	—
	2013 Cash LTI	—	—	253,941	253,941	253,941	—	—
	2013 LTIP	—	—	190,456	761,822	1,523,645	—	—
	2006 Stock Plan	June 12, 2013	June 11, 2013				33,282	1,500,020

Ronald Boire	2013 AIP	—	—	240,000	1,200,000	2,400,000	—	—

Imran Jooma	2013 AIP	—	—	112,460	562,298	1,124,595	—	—
	2013 Cash LTI	—	—	187,500	187,500	187,500	—	—
	2013 LTIP	—	—	140,625	562,500	1,125,000	—	—

(a)	Messrs. Lampert, Schriesheim and Boire did not participate in the 2013 LTIP and 2013 Cash LTI.

(b)	For Messrs. Lampert, Schriesheim and Boire, the estimated threshold payout amount under the 2013 AIP was based on the threshold level of performance for SHC EBITDA. For Mr. Balagna, the threshold payout amount under the 2013 AIP was based on the (1) threshold level of performance for SHC EBITDA, and (2) threshold level of performance of the overall operating business units, and the target amount was prorated based upon his start date of May 20, 2013. For Mr. Jooma, the estimated threshold payout amount under the 2013 AIP was based on the (1) threshold level of performance for SHC EBITDA, and (2) threshold level of performance for the operating business units for which Mr. Jooma is responsible. For Mr. Balagna, the estimated threshold payout amount under the 2013 LTIP was based on the threshold level of performance for SHC LTIP EBITDA, and the 2013 LTIP target amount was prorated based upon his start date of May 20, 2013. For Mr. Jooma, the estimated threshold payout amount under the 2013 LTIP was based on the (1) threshold level of performance for SHC LTIP EBITDA, and (2) threshold level of performance for the operating business units for which Mr. Jooma is responsible.

(c)	This column reflects the full grant date fair value of restricted stock granted. The full grant date fair value is the amount that the Company would expense in its financial statements over the award’s applicable vesting period. See footnote (c) to the Summary Compensation Table for information regarding the fair value of each of Mr. Lampert’s restricted stock awards. The fair value of Mr. Schriesheim’s restricted stock award under the 2006 Stock Plan was calculated using the closing price of our common stock on the grant date, which was $41.18. The fair value of Mr. Balagna’s restricted stock award under the 2006 Stock Plan was calculated using the closing price of our common stock on the grant date, which was $45.07.

Outstanding Equity Awards at 2013 Fiscal Year End

The following table shows the number of shares covered by unvested restricted stock held by the Company’s named executive officers on February 1, 2014. None of our named executive officers held stock options on February 1, 2014.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(a)
Edward S. Lampert	—	$—
Robert A. Schriesheim	45,963	1,671,674
Jeffrey A. Balagna	33,282	1,210,466
Ronald D. Boire	25,000	909,250
Imran Jooma	4,270	155,300

(a)	The market value of the outstanding restricted stock awards represents the product of the number of shares of restricted stock that have not vested multiplied by $36.37, the closing price of our common stock on January 31, 2014, the last trading day of our common stock in fiscal year 2013.

Option Exercises and Stock Vested

The following table shows the number of shares acquired upon vesting of restricted stock awards and the value realized, before payment of any applicable withholding tax. None of our named executive officers owned or exercised any stock options during fiscal year 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (a)
Edward S. Lampert	86,372	$4,309,523
Robert A. Schriesheim	25,528	1,013,972
Jeffrey A. Balagna	—	—
Ronald D. Boire	25,000	1,064,250
Imran Jooma	3,627	232,491

(a)	See footnote (c) to the Summary Compensation Table for information regarding the vesting of Mr. Lampert’s fiscal year 2013 stock awards. For Mr. Schriesheim, the value realized represents 25,528 shares that vested on August 22, 2013 (including 10,516 shares withheld by the Company to satisfy tax obligations associated with the vesting of these shares) multiplied by $39.72, the closing price of our common stock on August 22, 2013. For Mr. Boire, the value realized represents 25,000 shares that vested on January 9, 2014 (including 9,591 shares withheld by the Company to satisfy tax obligations associated with the vesting of these shares) multiplied by $42.57, the closing price of our common stock on January 9, 2014. For Mr. Jooma, the value realized represents 3,627 shares that vested on October 4, 2013 (including 1,174 shares withheld by the Company to satisfy tax obligations associated with the vesting of these shares) multiplied by $64.10, the closing price of our common stock on October 4, 2013.

Potential Payments Upon Termination of Employment

The amount of compensation paid to each of the named executive officers of the Company in the event of termination of such executive’s employment is discussed below, and potential payouts are detailed in the tables beginning on page 47. The amounts shown assume that such termination was effective as of January 31, 2014, the last business day of fiscal year 2013. Therefore, the tables include amounts earned through such time and are estimates of the amounts which would have been paid to each named executive officer upon his or her termination, subject to mitigation (as applicable). The actual amounts that would have been paid to the executives can only be determined at the time of such executive’s separation from the Company.

Payments Pursuant to Severance Agreements

As described under the heading “Compensation Discussion and Analysis” beginning on page 21, the Company provides severance benefits to our named executive officers pursuant to severance agreements that the Company entered into with each of such executive officers, other than Mr. Lampert, who is not entitled to severance benefits and with whom there is no severance agreement. The amounts shown in the table for termination for “good reason” or termination without “cause” are based on the following agreement provisions, for those named executive officers with severance agreements.

•	Good Reason:

•

For Messrs. Balagna and Jooma, a termination by the executive officer is for good reason if it results from (1) a reduction of more than 10% in the sum of the executive officer’s annual salary and target bonus from those in effect as of the date of the severance agreement; (2) an executive officer’s mandatory relocation to an office more than 50 miles from the primary location at which the executive officer is required to perform his or her duties; or (3) any action or inaction that constitutes a material breach under the severance agreement, including the failure of a successor company to assume or fulfill the obligations under the severance agreement.

•

For Mr. Schriesheim, termination by him is for good reason if it results from (1) a reduction of more than 10% in the sum of his annual salary and target bonus from those in effect as of the date of the severance agreement; (2) a change in reporting relationship such that he reports to anyone other than the Chief Executive Offer or the Chairman of the Board; (3) after August 22, 2011, no longer holding the position of Executive Vice President, Chief Financial Officer or an equivalent or more senior position of the Company or a successor corporation; (4) his mandatory relocation to an office more than 50 miles from the primary location at which the executive officer is required to perform his or her duties as of the date of the agreement; (5) the Company ceasing to have securities registered under the Securities Exchange Act of 1934 or the equivalent applicable law; or (6) any action or inaction that constitutes a material breach under the severance agreement, including the failure of a successor company to assume or fulfill the obligations under the severance agreement.

•

For Mr. Boire, termination by him is for good reason if it results from (1) a reduction of more than 10% in the sum of the executive officer’s annual salary and target bonus from those in effect as of the date of the severance agreement; (2) his mandatory relocation to an office more than 50 miles from the primary location at which the executive officer is required to perform his or her duties as of the date of the agreement; (3) the failure of the Company to pay any undisputed amount due under the agreement, (4) a material diminution of his title, duties or responsibilities unrelated to (a) an organizational or a corporate restructuring or (b) his performance, or (5) any action or inaction that constitutes a material breach under the severance agreement, including the failure of a successor company to assume or fulfill the obligations under the severance agreement.

•	Cause—A termination by an executive officer is without cause if the executive officer is involuntarily terminated because of job elimination (other than poor performance) or without “cause.”

•

For the named executive officers with severance agreements other than Mr. Schriesheim, “cause” generally is defined as (1) a material breach by the executive officer, other than due to incapacity due to a disability, of the executive officer’s duties and responsibilities which breach is demonstrably willful and deliberate on the executive officer’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and such breach is not remedied by the executive officer in a reasonable period of time after receipt of written notice from Sears specifying such breach; (2) the commission by the executive officer of a felony; or (3) dishonesty or willful misconduct in connection with the executive officer’s employment.

•

For Mr. Schriesheim, “cause” is defined as (1) his continued failure to substantially perform the job duties (other than a failure resulting from incapacity due to disability) which failure is not remedied in a reasonable period of time after receipt of written notice from Sears (as used in the severance agreement) specifying such breach; (2) a material breach by the him of his duties and responsibilities which breach is demonstrably willful and deliberate on his part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; (3) the commission of a felony; or (iv) dishonesty or willful misconduct in connection with his employment. If his employment is terminated for cause pursuant to subsection (3) and it is later determined that he did not commit the felony which was the basis for the termination, his termination shall be treated as not terminated for cause unless the Company demonstrates that another basis for a cause termination existed.

Severance Benefits upon termination for “good reason” or without “cause”

•

For the named executive officers with severance agreements other than Messrs. Schriesheim and Boire, base salary at the rate in effect immediately prior to the date of termination, payable in the form of salary continuation for 12 months, subject to mitigation.

•

For Mr. Schriesheim, if the termination occurs after his first employment anniversary (August 16, 2012), the sum of (1) base salary at the rate in effect immediately prior to the date of termination and (2) a bonus equivalent to his target bonus for the year in which the termination occurs (or, if no target bonus has been set yet for such year, his target bonus for the year immediately preceding the year in which the termination occurred), payable in the form of salary continuation for 12 months.

•

For Mr. Boire, the sum of (1) base salary at the rate in effect immediately prior to the date of termination and (2) the bonus payable under the AIP (subject to proration), to the extent an incentive award would have been payable to him under the terms of the such AIP but for incurring the employment termination, payable in the form of salary continuation for 12 months, subject to mitigation. For purposes of calculating the prorated bonus, the incentive award to which he otherwise would have been entitled to under the AIP is subject to a fraction, the numerator of which is the number of full days on active payroll during the applicable performance period and the denominator of which is the number of full days in such performance period. In the event the payment date for the AIP occurs after the executive officer’s salary continuation period, such bonus becomes payable in a one-time, single lump sum payment.

•

For all named executive officers with severance agreements, continuation of active medical and dental coverage the named executive officer was eligible to participate in prior to the end of employment during the salary continuation period.

Other Severance Benefits

•

For Mr. Schriesheim, if a “transfer of shareholdings” occurs after the first 12 months of his employment with the Company, and he is terminated by the Company other than for “cause” or terminates his employment for “good reason” (as described above) within 12 months after such transfer of shareholdings, then he shall vest on such termination date in any portion of any equity or equity-based award granted to him that is scheduled to vest within 12 months following such termination. As used in Mr. Schriesheim’s severance agreement, a transfer of shareholdings is defined as either (1) the acquisition by any person of beneficial ownership from ESL Investments, Inc. (or persons associated with ESL Investments, Inc.) of 50% or more of the then-outstanding shares of common stock of the Company or (2) the Company ceasing to have securities registered under the Securities Exchange Act of 1934, as amended.

The forms of severance agreements do not provide for payments to the participating named executive officers upon termination of employment due to death, disability or retirement. If a termination had been effective as of February 1, 2014 due to death or disability, the participating named executive officers would have been eligible to receive payments under the Company’s annual and long-term incentive programs, as provided below.

An eligible named executive officer will not be entitled to a severance payment under the severance agreements in the event of termination for “cause” or voluntary termination.

Under the severance agreements, the named executive officers agree to non-disclosure of confidential information, non-solicitation and non-compete covenants, as well as a release of liability for certain claims against the Company.

Payments Pursuant to Incentive Compensation Programs

2013 Annual Incentive Plan

If a named executive officer with a severance agreement voluntarily terminates employment (for any reason other than disability) or is involuntarily terminated for any reason (other than death), he will forfeit his 2013 AIP award, except as prohibited by law. If such a named executive officer’s employment is terminated because of death or disability, the named executive officer will be entitled to a pro-rated payment through the termination date if the financial criteria under the 2013 AIP are satisfied. Because certain of the Company’s business units were successful in achieving the threshold level of performance under their BOP goals and would be scheduled to receive payouts under the 2013 AIP if employed on the payment date, Mr. Balagna would have been entitled to receive a pro-rated distribution under the 2013 AIP if his employment had terminated due to death or disability on January 31, 2014. The pro-ration would be based upon a fraction, the numerator of which is the number of full days worked on active payroll during fiscal year 2013 and the denominator of which is the number of full days in fiscal year 2013. The remaining named executive officers with severance agreements would not have been entitled to a distribution under the 2013 AIP in the event of death or disability because the financial goals were not achieved.

2011 Long-Term Incentive Program; 2012 Long-Term Incentive Program and 2013 Long-Term Incentive Program

Any awards under the 2011 LTIP, 2012 LTIP and 2013 LTIP are subject to forfeiture by a named executive officer with a severance agreement in the event of voluntarily termination of employment (for any reason other than disability) or involuntarily termination for any reason (other than death), except as prohibited by law. If such a named executive officer’s employment is terminated because of death or disability, the named executive officer will be entitled to a pro-rated payment through the termination date if the financial goals under the 2011 LTIP, 2012 LTIP or 2013 LTIP, as of the termination date, equal or exceed the applicable targets and the named executive officer was a participant in the applicable LTIP for at least 12 months of the performance period. Any pro-ration would be based on a fraction, the numerator of which is the number of full months during the performance period in which the executive was a participant, and the denominator of which is the full number of months in the applicable performance period.

With respect to the 2011 LTIP, because the Company’s business units for which Mr. Jooma has responsibility were not successful in achieving at least the target level of performance under their BOP goals under the 2011 LTIP, Mr. Jooma (or his estate) would not have been entitled to a distribution under the 2011 LTIP had his employment terminated, including due to death or disability, on January 31, 2014. No other named executive officer participated in the 2011 LTIP. As of January 31, 2014, the financial goals under 2012 LTIP and 2013 LTIP were not equal to or in excess of the applicable targets and, with respect to the 2013 LTIP, participation requirement; therefore, no named executive officer participating in the 2012 LTIP or 2013 LTIP would have been entitled to any payments under these plans in the event of death or disability on January 31, 2014.

2013 Cash Long-Term Incentive Program

If a named executive officer with a severance agreement voluntarily terminates employment (for any reason other than disability) or is involuntarily terminated for any reason (other than death), he will forfeit his 2013 Cash LTI award, if any, except as prohibited by law. If such a named executive officer’s employment is terminated because of death or disability, the named executive officer will be entitled to a pro-rated payment through the termination date if the named executive officer was a participant in the 2013 Cash LTI for at least 12 months of the three year service period. As of January 31, 2014, none of the named executive officers would have completed a full 12 months of participation in the 2013 Cash LTI, and therefore would not be entitled to any payments under this program in the event of death or disability.

Time-Based Equity Compensation

Any unvested restricted stock held by our named executive officers on January 31, 2014 would have been forfeited upon termination of employment with the Company.

Potential Payments Upon Termination of Employment

The table below summarizes the potential payouts to our named executive officers for the termination events described above assuming such termination occurred on January 31, 2014.

Edward S. Lampert(a)	Salary Continuation	Continuation of Medical/ Welfare Benefits (b)	Target Bonus (c)	AIP Payment		LTIP Payment	Cash LTI Payment	Accelerated Vesting of Restricted Stock	Total
Termination for Good Reason	$—	$—	$—	$—		$—	$—	$—	$—
Termination without Cause	—	—	—	—		—	—	—	—
Termination with Cause	—	—	—	—		—	—	—	—
Voluntary Termination	—	—	—	—		—	—	—	—
Termination due to Disability	—	—	—	—		—	—	—	—
Termination due to Retirement	—	—	—	—		—	—	—	—
Termination due to Death	—	—	—	—		—	—	—	—

Robert A. Schriesheim	Salary Continuation	Continuation of Medical/ Welfare Benefits (b)	Target Bonus (c)	AIP Payment		LTIP Payment	Cash LTI Payment	Accelerated Vesting of Restricted Stock (d)	Total
Termination for Good Reason	$800,000	$7,103	$1,200,000	$—		$—	$—	$1,230,070	$3,237,173
Termination without Cause	800,000	7,103	1,200,000	—		—	—	1,230,070	3,237,173
Termination with Cause	—	—	—	—		—	—	—	—
Voluntary Termination	—	—	—	—		—	—	—	—
Termination due to Disability	—	—	—	—		—	—	—	—
Termination due to Retirement	—	—	—	—		—	—	—	—
Termination due to Death	—	—	—	—		—	—	—	—

Jeffrey A. Balagna	Salary Continuation	Continuation of Medical/ Welfare Benefits (b)	Target Bonus (c)	AIP Payment		LTIP Payment	Cash LTI Payment	Accelerated Vesting of Restricted Stock	Total
Termination for Good Reason	$750,000	$8,445	$—	$—		$—	$—	$—	$758,445
Termination without Cause	750,000	8,445	—	—		—	—	—	758,445
Termination with Cause	—	—	—	—		—	—	—	—
Voluntary Termination	—	—	—	—		—	—	—	—
Termination due to Disability	—	—	—	28,893	(e)	—	—	—	28,893	(e)
Termination due to Retirement	—	—	—	—		—	—	—	—
Termination due to Death	—	—	—	28,893	(e)	—	—	—	28,893	(e)

Ronald D. Boire	Salary Continuation	Continuation of Medical/ Welfare Benefits (b)	Target Bonus (c)	AIP Payment		LTIP Payment	Cash LTI Payment	Accelerated Vesting of Restricted Stock	Total
Termination for Good Reason	$800,000	$7,120	$—	$—		$—	$—	$—	$807,120
Termination without Cause	800,000	7,120	—	—		—	—	—	807,120
Termination with Cause	—	—	—	—		—	—	—	—
Voluntary Termination	—	—	—	—		—	—	—	—
Termination due to Disability	—	—	—	—		—	—	—	—
Termination due to Retirement	—	—	—	—		—	—	—	—
Termination due to Death	—	—	—	—		—	—	—	—

Imran Jooma	Salary Continuation	Continuation of Medical/ Welfare Benefits (b)	Target Bonus (c)	AIP Payment	LTIP Payment	Cash LTI Payment	Accelerated Vesting of Restricted Stock	Total
Termination for Good Reason	$750,000	$7,103	$—	$—	$—	$—	$—	$757,103
Termination without Cause	750,000	7,103	—	—	—	—	—	757,103
Termination with Cause	—	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—		—	—
Termination due to Disability	—	—	—	—	—	—	—	—
Termination due to Retirement	—	—	—	—	—	—	—	—
Termination due to Death	—	—	—	—		—	—

(a)	Mr. Lampert is not entitled to severance benefits if his employment with the Company is terminated for any reason, and has not entered into a severance agreement with the Company. Accordingly, he would not have received any benefits if his employment had terminated on January 31, 2014.

(b)	For Messrs. Schriesheim, Balagna, Boire, and Jooma, the amounts represent the continuation of medical benefits for one year.

(c)	For Mr. Schriesheim, this amount represents the amount of his target bonus under his severance agreement for the year in which the termination occurred. Messrs. Balagna, Boire and Jooma are not entitled to receive target bonuses under the terms of their severance agreements.

(d)	For Mr. Schriesheim, if a “transfer of shareholdings” had occurred within 12 months prior to January 31, 2014 and if he had been terminated by the Company other than for Cause or if his employment had been terminated for Good Reason on January 31, 2014, then any unvested stock that was scheduled to vest in the 12 months following such termination would have been deemed vested as of the termination date. In the 12 months following January 31, 2014, 33,821 shares of restricted stock awarded to Mr. Schriesheim are scheduled to vest. The closing price of our common stock on January 31, 2014 was $36.37.

(e)	Because certain of the Company’s business units achieved threshold level of performance under the 2013 AIP and Mr. Balagna is scheduled to receive a payout under the AIP, Mr. Balagna (or his estate) would have been entitled to a distribution in the amount of $28,893 under the terms of the 2013 AIP if his employment had terminated on January 31, 2014 due to permanent and total disability or death.

COMPENSATION OF DIRECTORS

The following table shows information concerning the compensation paid in fiscal year 2013 to non-employee directors who served on the Board during fiscal year 2013.

Name	Fees Earned or Paid in Cash	Total
C. Alvarez	$22,857	$22,857
P. DePodesta	60,000	60,000
W. Kunkler	60,000	60,000
S. Mnuchin	60,000	60,000
A. Reese	70,000	70,000
T. Tisch	60,000	60,000
E. Scott	—	—

Sears Holdings provides its non-employee directors an annual cash retainer in the amount of $60,000 for serving as a director of the Company, except that Ms. Reese receives an additional $10,000 retainer for service as chair of the Audit Committee. Mr. Alvarez became a director of the Company on December 18, 2013; the amounts shown represent a prorated share of the annual cash retainer. Emily Scott served as a director of the Company until the Company’s annual meeting of stockholders held in May 2013; she was paid no amounts as compensation in fiscal year 2013.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management of the Company. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended February 1, 2014 and in this proxy statement.

Compensation Committee

Thomas J. Tisch, Chair

Paul G. DePodesta

Ann N. Reese

ITEM 2. ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS

We are providing our stockholders with an annual opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

At the Company’s annual meeting of stockholders held in May 2013, over 98% of the votes cast on the advisory vote to approve the compensation of our named executive officers were voted in favor of the proposal. The Compensation Committee believes this affirms our stockholders’ support for the Company’s approach to executive compensation.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek, to the extent practicable, to link the compensation of our named executive officers with the Company’s performance. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term financial goals, while minimizing excessive risk taking in the short term. We believe that our compensation program is strongly aligned with the long-term interests of our stockholders. We urge you to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2013 compensation of our named executive officers.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the Company or our Board or the Compensation Committee of the Board. However, the Board and Compensation Committee value the opinions expressed by our stockholders in their vote on this proposal, and will continue to consider the outcome of the vote when making future compensation decisions and policies regarding our named executive officers.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

ITEM 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Item 3 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2014. Representatives of Deloitte will be present at the Annual Meeting. They will be available to respond to your questions and may make a statement if they so desire.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT

OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR FISCAL YEAR 2014.

Independent Registered Public Accounting Firm Fees

The following table shows the fees paid or accrued by the Company and its subsidiaries for the audit and other services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, for each of the past two fiscal years:

	Fiscal Year 2013	Fiscal Year 2012
Audit Fees(1)	$7,392,000	$8,020,000
Audit-Related Fees(2)	2,552,000	540,000
Tax Fees(3)	1,038,000	404,000
All Other Fees(4)	234,000	0

Total	$11,216,000	$8,964,000

(1)	Audit Fees represent fees for professional services provided in connection with the audit of the Company’s consolidated annual financial statements and internal control over financial reporting and review of the quarterly financial statements, including certain accounting consultations in connection with the audit, consents and other SEC matters as well as audit services in connection with statutory or regulatory filings.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” In 2013 and 2012, this category consisted primarily of services related to audits and related accounting consultations in connection with divestitures, service auditors’ examination procedures, and employee benefit plan audits.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax planning and advice. Fees for tax compliance services totaled $432,000 and $182,000 in 2013 and 2012, respectively. Tax compliance services included federal, state, local and international income tax return assistance, sales and use tax return assistance and assistance with tax audits. Fees for tax planning and advisory services totaled $606,000 and $222,000 in 2013 and 2012, respectively.

(4)	All Other Fees consist of fees for permitted advisory services related to an assessment of the Company’s warehouse management system at Sears Canada Inc. (“Sears Canada”).

The Audit Committee must pre-approve all engagements of our independent registered public accounting firm as required by its charter and the rules of the SEC. Each fiscal year, the Audit Committee approves an annual estimate of fees for engagements, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. In addition, the Audit Committee will evaluate known potential engagements of the independent registered public accounting firm, including the scope of the proposed work to be performed and the proposed fees, and approve or reject each service. Management may present additional services for approval at subsequent committee meetings. The Audit Committee has delegated to the Audit

Committee Chair the authority to evaluate and approve engagements on behalf of the Audit Committee in the event a need arises for pre-approval between Committee meetings and in the event the engagement for services was within the annual estimate but not specifically approved. If the Chair so approves any such engagements, she will report that approval to the full Committee at the next Committee meeting. Additionally, the Audit Committee of Sears Canada initially approves audit, audit-related and tax services for Sears Canada; however, the Audit Committee reviews these services to confirm that they will not impair the auditor’s independence.

All of the audit, audit-related and tax services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates, were pre-approved in accordance with the Audit Committee’s policies and procedures.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s system of internal controls, the presentation and disclosure in the Company’s financial statements, which will be provided to our stockholders and others, and the overall audit process. All members of the Audit Committee meet the criteria for independence applicable to audit committee members under the NASDAQ listing rules. The Audit Committee Charter complies with the NASDAQ listing rules.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company’s independent registered public accounting firm is responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements or guarantee the independent registered public accounting firm’s report. The Audit Committee relies, without independent verification, on the information provided to it, including representations made by management and the independent registered public accounting firm, including its audit report.

The Audit Committee discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence. The Audit Committee reviewed and discussed the audited financial statements of Sears Holdings Corporation for the fiscal year ended February 1, 2014 with management and Deloitte. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements of Sears Holdings Corporation be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended February 1, 2014.

Audit Committee

Ann N. Reese, Chair

William C. Kunkler, III

Thomas J. Tisch

ITEM 4. STOCKHOLDER PROPOSAL CONCERNING ANNUAL REPORTING ON ENVIRONMENTAL GOALS AND SUSTAINABILITY POLICY

The National Center for Public Policy Research, 501 Capitol Court, N.E., Suite 200, Washington, D.C. beneficial owner of 52 shares of the Company’s common stock, has notified the Company of its intention to propose the following resolution at the Annual Meeting.

Whereas:

The Securities and Exchange Commission has recognized the business risk for companies from climate change regulations and legislation.

Climate change regulations may be adopted voluntarily.

The Company is a member of the Retail Industry Leaders Association, a trade association urging member companies to adopt voluntary environmental mandates related to the issue of climate change.

In its 2012 “Retail Sustainability Report,” RILA states: “RILA’s Retail Sustainability Initiative (RSI) committee structure focuses on five sustainability areas key to successful retail programs: 1. energy and greenhouse gas (GHG) emissions; 2. waste and recycling; 2. products and supply chains; 4. environmental compliance; and 5. communicating, reporting, and engaging.”

This indicates that RILA and its member companies endorse a top-down regulatory scheme focused on climate change mitigation and other environmental goals rather than profit-seeking. Further evidence of this can be found on the Company website, which has a major section devoted to its “Environmental Sustainability” efforts.

The Proponent has reason to believe that the Company has made strategic decisions and capital investments out of a primary concern for the environment, rather than the goals of maximizing financial returns.

Resolved:

As a Sears Holdings Corporation Shareholder, the Proponent requests the Board of Directors authorize the preparation of a report, to be published by December 2014, updated annually, at a reasonable cost and excluding any proprietary information, disclosing:

1.	The specific scientific data and studies management relied upon to determine the need for policies and expenditures with environmental goals.

2.	An estimate of the costs and benefits to Sears Holdings Corporation of its sustainability policy.

The report should be presented to all relevant oversight committees of the Board and posted on the Company’s website.

Stockholder Supporting Statement:

The Proponent supports transparency and accountability regarding Company operations and use of staff time. As Sears Holdings Corporation is a for-profit corporation, the shareholder encourages Company management to make decisions guided by common business metrics rooted in capitalist principles. The Company’s current disclosures are inadequate to allow shareholders to objectively evaluate the impact upon profit of the Company’s sustainability practices.

Sears Holdings Corporation’s adherence to sustainability mandates may adversely affect (1) Sears customers, (2) shareholders, (3) suppliers and (4) the economy.

The Proponent encourages Company management to make decisions guided by free market capitalist ideals. This includes seeking reasonable returns on investments consistent with applicable laws. Decision-making solely based upon climate change and environmental concerns might harm the Company’s long-term interests and viability.

The Company’s Statement in Opposition:

It is the policy of the Company to operate its businesses profitably and to provide products and services in a manner that is protective of human health and the environment using methods that are economically sound. This policy, reflected in our Code of Conduct, posted on our website, recognizes the importance, as both an ethical and a business responsibility, of addressing the environmental sustainability impacts of our business. This policy was not imposed on the Company by any trade association or similar group. Our management has developed, updated, and implemented this policy, and related practices and procedures, in the context of conducting its operations and business activities, broadly speaking, in a more efficient and less costly way, in a manner consistent with applicable laws and responsive to our customers and members.

The Company regularly publicly discloses information related to the Company’s environmental goals, including the rationale and guiding principles of the Company’s sustainability efforts, as well as the benefits that we believe have and will continue to accrue to the Company, financial and otherwise, as a result of implementing such programs.

The Board believes that producing the report requested by this proposal would be an unnecessary use of the Company’s resources without a commensurate benefit. The Board believes that the Company’s current disclosure policies and other internal policies are sufficient to manage the issues outlined in the proposal. Accordingly, the Board does not believe that such additional disclosure obtained by producing the report requested by the proposal is in the best interests of the Company and its stockholders and recommends a vote against this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL CONCERNING ANNUAL REPORTING ON ENVIRONMENTAL GOALS AND SUSTAINABILITY POLICY.

OTHER INFORMATION

Other Business That May Come Before the Meeting

Our management does not intend to bring any other business before the meeting for action and has not been notified of any other business proposed to be brought before the meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the proxy card to vote in accordance with their judgment on such business.

2015 Annual Meeting of Stockholders

Procedures for Submitting Stockholder Proposals

If you want to include a stockholder proposal in the proxy statement for our 2015 Annual Meeting, it must be delivered to the Company not later than November 21, 2014, and it must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting. However, if the date of our 2015 Annual Meeting changes by more than 30 days from anniversary of the date of our 2014 Annual Meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials for the 2015 Annual Meeting.

If you want to submit a stockholder proposal for our 2015 Annual Meeting, but you do not require that the proposal be included in the Company’s proxy materials, you must notify the Company of such proposal on or prior to the date that is 90 days before the 2015 Annual Meeting. However, if the 2015 Annual Meeting is not held on or within eight days of May 26, 2015, and if we provide you with less than 100 days’ notice or public disclosure of the 2015 Annual Meeting date, your notice must not be received later than the 10th day following the date on which we give notice or public disclosure of the meeting date. Your notice must also include the information required by our By-Laws.

All stockholder proposals must be delivered to the Company at the following address: Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, Illinois 60179, Attn: Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and the beneficial holders of more than 10% of our common stock to file reports of ownership and changes in ownership with respect to our common stock with the SEC and to furnish copies of these reports to us. Based on a review of these reports and written representations from our directors and executive officers that no other reports were required, all Section 16(a) filing requirements were met during fiscal year 2013.

Solicitation of Proxies

The proxies are solicited by our Board of Directors. We will pay the cost to solicit proxies. Directors and officers of the Company and employees of its affiliates may solicit proxies either personally or by telephone, by facsimile transmission or through the Internet.

IMPORTANT

The interest and cooperation of all stockholders in the affairs of Sears Holdings Corporation are considered to be of the greatest importance by your management. Even though you expect to attend the Annual Meeting, it is urgently requested that, whether your share holdings are large or small, you promptly vote by telephone, through the Internet or by mail (if you received your proxy materials by mail).

ADMISSION TICKET

You should present this admission ticket in order to gain admittance to the 2014 Annual Meeting of Stockholders. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

DIRECTIONS TO SEARS HOLDINGS CORPORATION

Directions from Midway Airport:

Take Cicero Avenue North to I-290, Eisenhower Expressway, West and exit on I-90, Northwest Tollway, West, towards Rockford. Stay on I-90 West to the exit at Beverly Road and proceed North (right). You will see the Sears Holdings Entrance on the right. Turn right into the Sears Holdings complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Directions from the Loop or O’Hare Airport:

Take I-90/94 West and stay on I-90, Northwest Tollway, West, towards Rockford. Exit at Beverly Road and proceed North (right). You will see the Sears Holdings Entrance on the right. Turn right into the Sears Holdings complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Directions from West to Route 59:

Take I-90, Northwest Tollway, East to Rt. 59 (first exit after Rt. 25). Exit at Rt. 59 and proceed North. At Higgins Road (Rt. 72) turn left. Proceed West on Higgins Road to Beverly Road. At Beverly Road, turn left and proceed South. You will see the Sears Holdings Entrance on the left. Turn left into the Sears Holdings complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form10-K are available at www.proxyvote.com.

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M68326-P48162

Sears Holdings Corporation

This Proxy is Solicited on Behalf of the Board of Directors

of Sears Holdings Corporation

May 6, 2014

The undersigned, revoking any proxy previously given, hereby appoint(s) Robert A. Schriesheim, Dane A. Drobny and Robert A. Riecker, all of whom are officers of Sears Holdings Corporation, and each of them, as proxies with full powers of substitution, to vote, as directed on the reverse side of this card, all shares the undersigned is entitled to vote at the 2014 Annual Meeting of Stockholders of Sears Holdings Corporation to be held on May 6, 2014 and at any adjournment or postponement of the meeting, and authorizes each proxy to vote at his discretion on any other matter that may properly come before the meeting, or at any adjournment or postponement of the meeting INCLUDING WITHOUT LIMITATION TO VOTE ON THE ELECTION OF SUCH SUBSTITUTE NOMINEES FOR DIRECTOR AS SUCH PROXIES MAY SELECT IN THE EVENT THAT ANY NOMINEE(S) NAMED ON THIS PROXY CARD BECOME(S) UNABLE TO SERVE AS A DIRECTOR.

This card also provides voting instructions for any common shares held on the undersigned’s behalf in the Sears Holdings Savings Plan, the Lands’ End, Inc. Retirement Plan, the Sears Holdings Puerto Rico Savings Plan, and the Sears Holdings Corporation Associate Stock Purchase Plan brokerage account.

This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters properly coming before the meeting. If no direction is made, this proxy will be voted FOR all of the Board of Directors’ nominees for election to the Board of Directors, FOR proposal 2, FOR proposal 3, and AGAINST proposal 4, except for any shares the undersigned holds in the Sears Holdings Savings Plan, the Lands’ End, Inc. Retirement Plan, and the Sears Holdings Puerto Rico Savings Plan, which will be voted according to the rules of those plans, and his or her Sears Holdings Corporation Associate Stock Purchase Plan brokerage account, which will not be voted.

SEE REVERSE SIDE

SEARS HOLDINGS CORPORATION 3333 BEVERLY ROAD, B6-256B HOFFMAN ESTATES, IL 60179	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. To allow sufficient time for the trustees of the Sears Holdings Savings Plan, the Lands’ End, Inc. Retirement Plan, and the Sears Holdings Puerto Rico Savings Plan, to tabulate the vote of the plan shares, you must vote by telephone or Internet or return this proxy so that it is received by 5:00 p.m. Eastern Time on May 1, 2014.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. To allow sufficient time for the trustees of the Sears Holdings Savings Plan, the Lands’ End, Inc. Retirement Plan, and the Sears Holdings Puerto Rico Savings Plan, to tabulate the vote of the plan shares, you must vote by telephone or Internet or return this proxy so that it is received by 5:00 p.m. Eastern Time on May 1, 2014.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M68326-P48162 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEARS HOLDINGS CORPORATION The Board of Directors recommends that you vote FOR the following:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors			☐	☐	☐
Nominees:
	01)	Cesar L. Alvarez	05) Steven T. Mnuchin
	02)	Paul G. DePodesta	06) Ann N. Reese
	03)	William C. Kunkler, III	07) Thomas J. Tisch
	04)	Edward S. Lampert

The Board of Directors recommends that you vote FOR the following:				For	Against	Abstain	The Board of Directors recommends you vote AGAINST the following:		For	Against	Abstain

2.	Advisory vote to approve the compensation of our named executive officers.			☐	☐	☐	4.	Stockholder proposal concerning annual reporting on environmental goals and sustainability policy.	☐	☐	☐

The Board of Directors recommends you vote FOR the following:				For	Against	Abstain

3.	Ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2014.			☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please indicate if you plan to attend this meeting.				☐	☐		Please indicate if you would like to keep your vote confidential under the current policy		☐	☐
				Yes	No				Yes	No

Please sign exactly as your name or names appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date